--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
             (Exact Name of Registrant as Specified in its Charter)
                          ---------------------------

         PENNSYLVANIA                            6324                              23-2795795
(State or Other Jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer Identification No.)
Incorporation or Organization)        Classification Code Number)

                              651 EAST PARK DRIVE
                         HARRISBURG, PENNSYLVANIA 17111
                                 (717) 561-7890
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                          ---------------------------

            RICHARD A. FELICE, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
                              651 EAST PARK DRIVE
                         HARRISBURG, PENNSYLVANIA 17111
                                 (717) 561-7890
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                          ---------------------------

                                   Copies to:

     RICHARD N. WEINER, ESQUIRE                JOHN M. COOGAN, JR., ESQUIRE
        PELINO & LENTZ, P.C.             WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP
   ONE LIBERTY PLACE, 32ND FLOOR              TWELFTH FLOOR PACKARD BUILDING
         1650 MARKET STREET                       111 SOUTH 15TH STREET
       PHILADELPHIA, PA 19103                     PHILADELPHIA, PA 19102
           (215) 246-3135                             (215) 977-2012

                          ---------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                             PROPOSED           PROPOSED
                                           AMOUNT            MAXIMUM            MAXIMUM           AMOUNT OF
      TITLE OF EACH CLASS OF               TO BE          OFFERING PRICE       AGGREGATE         REGISTRATION
    SECURITIES TO BE REGISTERED          REGISTERED          PER UNIT      OFFERING PRICE (1)        FEE
--------------------------------------------------------------------------------------------------------------
Units, each consisting of one share
  of Common Stock, par value $.01
  per share, and one Warrant to
  purchase one share of Common
  Stock............................    250,000 Units          $20.00           $5,000,000           $1,390
-------------------------------------------------------------------------------------------------------------
Common Stock included in the
  Units............................    250,000 Shares          (2)                (2)                (2)
-------------------------------------------------------------------------------------------------------------
Warrants to purchase Common Stock
  included in the Units............   250,000 Warrants         (2)                (2)                (2)
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per      2,000,000 Shares
  share............................         (3)               $20.00          $40,000,000           $9,730
=============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.
(2) Included in the Units. No additional registration fee is required.
(3) Includes up to 250,000 shares which are included in the Units.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 13, 1999
PROSPECTUS

                                     [LOGO]

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
                                 250,000 UNITS
          CONSISTING OF ONE SHARE OF COMMON STOCK, $.01 PAR VALUE, AND
       ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK, $.01 PAR VALUE
                                      AND
         A MAXIMUM OF 2,000,000 SHARES OF COMMON STOCK, $.01 PAR VALUE
                            ------------------------

     We are offering 250,000 units to our existing shareholders, our employees and certain other persons who contributed toward the cost of our initial feasibility study. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at a price of $20. We are also offering up to 2,000,000 shares of common stock to certain licensed "health professionals" and our employees. The exact number of shares of common stock we are offering depends upon the number of units we sell, but we will not sell more than a total of 2,000,000 shares of common stock. This 2,000,000 share limit includes those shares of common stock constituting a part of the units, but not those shares of common stock issuable upon exercise of the warrants. Prior to this offering there has been no public market for our units or common stock. The shares of common stock and warrants comprising the units are not detachable from one another and, prior to the exercise of the warrants, are transferable only together. We anticipate that the units and common stock will be listed in the National Quotation Bureau "pink sheets." The units and the shares of common stock sold in this offering may not be transferred until January 1, 2000 except in limited circumstances arising by operation of law. After January 1, 2000, our common stock can only be sold to health professionals, our employees and certain other persons.

     We operate a managed care organization that offers a preferred provider organization plan in 21 counties in Pennsylvania and a health maintenance organization plan in three of these counties. We hope to expand our service area throughout Pennsylvania and possibly into other states.

     We are only offering the units and shares of common stock in certain states.

     We are offering the units and the shares of common stock on a "best-efforts" basis. The minimum investment per purchaser is 125 units or 125 shares of common stock and the maximum investment per purchaser is an aggregate of 5,000 units and shares of common stock. Certain persons who, in 1995, contributed towards our initial feasibility study will receive a credit towards the purchase of units in a dollar amount equal to their respective contributions. We are not required to sell any minimum number of units or shares of common stock. We may offer the units until September 10, 1999 and the shares of common stock until November 13, 1999, unless we sell all 2,000,000 shares of common stock, including shares of common stock constituting a part of the units, prior to then. However, we reserve the right to extend the offering for the shares of common stock.
                            ------------------------

     INVESTING IN THE UNITS OR THE SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. YOU SHOULD PURCHASE THE UNITS OR THE SHARES OF COMMON STOCK ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS," BEGINNING ON PAGE 9.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================
                                            PER UNIT            PER SHARE             TOTAL
-----------------------------------------------------------------------------------------------
Public Offering Price.................       $20.00              $20.00            $40,000,000
-----------------------------------------------------------------------------------------------
Underwriting Discounts and
  Commissions.........................        $.60                $.60             $1,200,000
-----------------------------------------------------------------------------------------------
Maximum Proceeds to Us................       $19.40              $19.40           $38,800,000*
===============================================================================================

------------------
* Or approximately $38,488,000 if all of those persons who contributed toward the cost of our initial feasibility study apply their credits towards the purchase of units.
                            ------------------------

                                 HOPPER SOLIDAY
                   A DIVISION OF TUCKER ANTHONY INCORPORATED

              The date of this Prospectus is ______________, 1999


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    4

Risk Factors................................................    9

Forward-Looking Statements..................................   14

Use of Proceeds.............................................   14

Dilution....................................................   15

Capitalization..............................................   16

Selected Historical Financial Data..........................   17

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   18

Business....................................................   23

Management..................................................   36

Security Ownership of Certain Beneficial Owners and
  Management................................................   42

The Recapitalization........................................   43

Description of the Units....................................   43

Description of Common Stock.................................   44

Description of the Warrants.................................   46

Dividend Policy.............................................   47

Shares Eligible for Future Sale.............................   47

The Offering; How to Subscribe..............................   48

Plan of Distribution........................................   50

Legal Matters...............................................   52

Experts.....................................................   52

Where You May Find More Information.........................   52

Index to Financial Statements...............................  F-1

Q:      WHAT IS THE PURPOSE OF THIS OFFERING?

A: This offering gives you the opportunity to become a shareholder of, or add to your investment in, our company, Pennsylvania Physician Healthcare Plan, Inc. This offering will increase our capital and allow us greater flexibility for operations and expansion.

Q:      HOW DO I PURCHASE THE UNITS?

A: You must complete and return the order form to us together with your payment no later than 12:00 p.m. (noon), Eastern Time, September 10, 1999.

Q:      HOW DO I PURCHASE SHARES OF COMMON STOCK?

A: You must complete and return the order form to us together with your payment no later than 12:00 p.m. (noon), Eastern Time, November 13, 1999, unless we extend this offering of the shares of common stock.

Q:      HOW MANY UNITS OR SHARES OF COMMON STOCK MAY I PURCHASE?

A: The minimum purchase per investor is at least 125 units or 125 shares of common stock (or $2,500). The maximum purchase per investor is an aggregate of 5,000 units or shares of common stock (or $100,000). We may decrease or increase the maximum purchase limitation without notifying you.

Q:      WHO IS ENTITLED TO PURCHASE UNITS AND SHARES OF COMMON
        STOCK?

A: Our current shareholders and our employees can buy either units or shares of common stock. Certain people, including some current shareholders, who contributed toward the cost of our initial feasibility study, and who will receive a credit toward the purchase of units in the amount of their contributions, can also buy either units or shares of common stock.

        All "health professionals," who are essentially licensed providers of medical care, can buy shares of common stock. We have the right to reject any order for units or shares of common stock.

Q:      WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING
        WHETHER TO BUY THE UNITS OR SHARES OF COMMON STOCK?

A: Before you decide to purchase units or shares of common stock, you should read this entire prospectus, including the Risk Factors section beginning on page 9.

Q:      IF I AM A CURRENT SHAREHOLDER OF PENNSYLVANIA PHYSICIAN
        HEALTHCARE PLAN, AM I REQUIRED TO PURCHASE ANY UNITS OR
        SHARES OF COMMON STOCK?

A: You are not required to purchase any units or shares of common stock.

Q:      WHAT HAPPENS IF THERE ARE NOT ENOUGH UNITS OR SHARES OF
        COMMON STOCK TO FILL ALL ORDERS?

A: You might not receive any or all of the units or shares of common stock that you want to purchase. If there is an oversubscription in the offering, the units and shares of common stock will be allocated in the manner that we determine in our discretion.

Q:      WILL THE STOCK BE TRADED ON A MARKET?

A: It is not anticipated that the units or shares of common stock will be traded on any market.

Q:      WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE
        STOCK OFFERING?

A: In order to make an informed investment decision, you should read this entire prospectus. In addition, you may contact:


                            STOCK INFORMATION CENTER

                            -------------------------

                            -------------------------

                            -------------------------

                               PROSPECTUS SUMMARY

     This is only a summary and does not contain all the information that may be important to you. You should read the entire prospectus, especially the "Risk Factors" section and the financial statements and the notes to those statements, before deciding to invest in the units or the shares of common stock.

OUR BUSINESS:

     We are a physician-controlled managed care organization that operates a preferred provider organization ("PPO") plan and is licensed to operate a health maintenance organization ("HMO") plan in Pennsylvania. Our customers are Pennsylvania employers and other group purchasers of health care plans, such as unions, trusts, governments and trade associations, whose employees or members are members in our plans.

     We are seeking to enlarge our operations in our existing service area and to expand the service areas for our PPO and HMO. Our ability to expand depends primarily upon our access to capital and our ability to assemble an adequate provider network in each county we wish to serve.

     We also provide third party administrator ("TPA") services to our own managed care organization, and may in the future offer these services to third parties. To date, however, we have concentrated on developing the growth of our PPO membership base and have no current plans to actively pursue the sale of our TPA services. We also offer consulting services to provider-sponsored managed care organizations and persons seeking to establish such organizations. Although we have only performed one contract for consulting services, we are actively seeking additional engagements and will evaluate these opportunities as they arise.

     The shaded region in the following map shows our existing service area in
Pennsylvania:


                                     [MAP]

OUR HEALTH CARE PHILOSOPHY:

     We believe in containing medical costs by allowing our members' physicians and other health care providers a meaningful voice in decisions related to the treatment of particular individuals and in the creation of the general medical care policy standards to which they are held. We believe that this approach will allow us to realize greater operating efficiencies in the long term, while at the same time providing our members with a high level of care.

OUR MEMBERSHIP BASE:

     As of May 1, 1999, our PPO had approximately 16,000 members. We only recently received our HMO license and are currently developing our provider network for this plan. We anticipate that we will begin actively marketing our HMO in the fall of 1999.

OUR STRATEGY:

     In order to promote our business philosophy, we have adopted a strategy of growth and expansion which entails:

     o increasing membership in our PPO in our current service area of 21 counties;

     o operating our HMO in the entire service area of our PPO;

     o expanding our provider network within our existing service area and into other Pennsylvania counties in which we wish to operate;

     o expanding our PPO and HMO service territory ultimately throughout Pennsylvania;

     o evaluating and acting upon opportunities to offer our PPO or HMO plans in other states;

     o marketing our consulting services nationwide; and

     o making our licensed TPA services available to individual medical practitioners and medical entities, although to date we have concentrated these services on increasing our PPO membership base.

OUR EXPANSION PLANS:

     We are seeking to raise funds through this offering to support our ongoing operations and growth within our current service area and to expand our service area. Our rate of expansion and our ability to enter a specific geographic area will depend principally upon:

     o the amount of funds raised in this offering;

     o our ability to develop a satisfactory network of physicians, hospitals and other health care providers in the targeted geographic area;

     o competition in that area, which increases the costs of recruiting members;

     o the proximity of the targeted area to our existing service area; and

     o the economics, demographics and population density of the targeted area.

     Our expansion plans are generally focused on Pennsylvania, but we will evaluate the merits of expanding our business beyond Pennsylvania as opportunities arise.

OUR RECAPITALIZATION:

     We used to have several classes of common stock. However, our shareholders recently approved a recapitalization which eliminated these classes and provided for just one class of common stock. Under the recapitalization, on December 31, 1999, all of our currently outstanding shares of Class A voting common stock and Class B non-voting common stock will automatically be converted into shares of common stock, if not sooner converted at the option of the individual shareholders prior to that date. Each Class A share will be converted into 400 shares of common stock and each Class B share will be converted into 100 shares of common stock.

OUR OFFICES:

     Our principal executive offices are located at 651 East Park Drive, Harrisburg, Pennsylvania 17111 and our telephone number at that address is (717) 561-7890. We maintain a web site at "www.ppccares.com."

                                  THE OFFERING

Units offered...................... We are offering 250,000 units to our existing shareholders, our employees and certain other persons who contributed toward the cost of our initial feasibility study. Each unit consists of one share of common stock and one common stock purchase warrant. The warrant entitles the holder to purchase one share of common stock at any time on or after January 1, 2002 through December 31, 2002 at a price of $20 per share. The minimum purchase per investor is 125 units.

Common stock offered............... We are also offering up to 2,000,000 shares of our common stock to certain licensed
                                    "health professionals" and our employees.
                                    The minimum purchase per investor is 125 shares of common stock and the maximum purchase per investor is 5,000 shares of common stock (including unit purchases).

Restrictions on transfer of units
and shares of common stock......... The units and the shares of common stock sold in this offering may not be transferred until January 1, 2000 except in limited circumstances arising by operation of law. On and after January 1, 2000, holders of the units and the shares of common stock sold in this offering will be permitted to transfer their units or shares of common stock only to certain licensed "health professionals" and our present and former employees. They may also make transfers by gift or operation of law, but the transferee might not be able to vote the shares of common stock, as described below under "Voting rights."

Common stock to be outstanding
after the offering (assuming all
shares of common stock and units
are sold).......................... 3,742,200 shares

Warrants to be outstanding after
the offering (assuming all units
are sold).......................... 250,000 warrants

     As of April 30, 1999 there were 4,087 outstanding shares of Class A voting common stock and 1,074 outstanding shares of Class B non-voting common stock. Under our recent recapitalization, these shares will be converted into a total of 1,742,200 shares of common stock and are included in the number of shares of common stock listed above in "Common stock to be outstanding after the offering."

     In addition to the 3,742,200 shares of common stock to be outstanding after the offering, we may issue:

     o up to 98,300 shares of common stock upon the exercise of options granted under our stock option plan, none of which options are presently exercisable, at an exercise price equal to $20 per share;

     o up to 101,700 shares of common stock which are available for future grants of options under our stock option plan;

     o options for the purchase of up to 1,000 shares of common stock to each of our directors in a calendar year. These options will be issued at an exercise price equal to the fair market value of the common stock at the time of grant, as determined by our Board of Directors in the absence of an active trading market; and

     o up to 250,000 shares of common stock issuable upon exercise of the warrants included in the units being sold in this offering. The warrants are exercisable at a price equal to $20 per share commencing January 1, 2002.

Use of proceeds.................... We estimate that if all the units and shares of common stock being offered are sold, we will receive net proceeds of approximately $__________ (or approximately $____________
                                    if all of those persons who contributed
                                    toward the cost of our initial feasibility study apply their credits towards the purchase of units). We intend to use the first $3 million of net proceeds from this offering to support our ongoing operations and growth within our current service area. We intend to use proceeds in excess of $3 million to finance our expansion beyond our current service areas. See "Use of Proceeds."

Risk factors....................... You should carefully consider the factors set forth in the "Risk Factors" section of this prospectus, beginning on page 9, as well as the other information and cautionary statements throughout this prospectus, before investing in the units or common stock.

Voting rights...................... Holders of common stock will have one vote per share. Only persons who are licensed
                                    "health professionals," a trustee of a trust or plan eligible to hold shares of common stock or a present or former employee may vote their shares of common stock. See "Description of Common Stock."

Dividend policy.................... We currently intend to retain all future earnings, if any, to fund the development and growth of our business. Accordingly, we do not expect to pay cash dividends for the foreseeable future. See "Dividend Policy."

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

     The summary consolidated historical financial data set forth below as of and for the years ended December 31, 1998 and 1997 have been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The results of operations set forth below are not necessarily indicative of our expected results for any future period. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the related notes, included elsewhere in this prospectus.

                                                              YEAR ENDED DECEMBER 31,
                                                           -----------------------------
                                                              1998              1997
                                                           -----------       -----------
INCOME STATEMENT DATA:

  Premiums.............................................    $ 6,622,311       $   183,222

  Health care services expense.........................      7,588,762           172,940

  Net loss.............................................     (6,090,483)       (3,059,086)

  Net loss per common share............................      (1,180.10)          (592.73)

BALANCE SHEET DATA:

  Cash and cash equivalents............................      2,608,269        14,250,640

  Total current assets.................................      3,600,348        14,442,082

  Long-term investment securities......................      6,860,624                --

  Medical claims liabilities...........................      1,945,722            63,458

  Total stockholders' equity...........................      8,861,178        14,946,585

     Assuming the conversion as of January 1, 1997 of the Class A voting common stock and Class B non-voting common stock into shares of common stock, net loss per share of Class A voting common stock and Class B non-voting common stock in 1998 and 1997, treating the shares of each class as equivalent, was $(3.50) and $(1.76), respectively.

                                  RISK FACTORS

     Investing in the units or shares of common stock is very risky. You should purchase units or shares of common stock only if you can afford a complete loss of your investment. You should consider carefully the following risk factors, as well as the other information set forth in this prospectus, before deciding to invest in the units or the shares of common stock.

     WE HAVE A HISTORY OF OPERATING LOSSES AND WE ANTICIPATE WE WILL CONTINUE TO INCUR OPERATING LOSSES FOR THE FORESEEABLE FUTURE.

     We have never generated profits and do not expect to generate profits in 1999 or 2000 and cannot assure you that we will be able to operate profitably at any time.

     We anticipate that we will continue to incur operating losses until we obtain sufficient members in our service area so that the premiums we collect will meet our medical, hospital and administrative costs. Even if we obtain enough members to pay premiums to cover these costs, we cannot assure you that we would be able to maintain profitable operations thereafter.

     WE HAVE SUBSTANTIAL NEEDS FOR CAPITAL TO ENABLE US TO PURSUE OUR GROWTH AND STRATEGY. BECAUSE WE HAVE NOT ESTABLISHED A MINIMUM OFFERING SIZE, THE NET PROCEEDS WE RECEIVE MAY NOT PROVIDE US WITH SUFFICIENT FUNDS TO MEET OUR
CAPITAL NEEDS.


     Because we have not established a minimum offering size, we will receive the net proceeds from all subscriptions that we accept. If we sell substantially fewer units and shares of common stock than we are offering, we will have to alter our strategies to achieve our short and long term goals of applying $3 million to support our ongoing operations and growth within our current service area and having additional funds available to finance the expansion of our PPO and HMO into areas where we do not currently operate. Currently, our premium revenues do not support our medical and administrative costs, and may not do so in the future. Without sufficient proceeds from this offering, or other additional financing, we may be unable to support our growth in our current markets and will be unable to carry out our planned expansion. If we are unable to grow, we may not be able to achieve profitability, and you could suffer a loss of your investment.

     IF WE DO NOT OBTAIN SUFFICIENT PROCEEDS FROM THIS OFFERING, WE MAY NEED ADDITIONAL FINANCING AND MAY NOT BE ABLE TO OBTAIN IT.

     We have made no arrangements for alternative financing and may not be able to do so on satisfactory terms. Additional financing could be in the form of debt or equity. If we obtain debt financing, we likely would become subject to restrictions on our operations and finances. Our ability to sell additional equity may be hindered by restrictions on the ownership of our common stock. See "-- There are substantial restrictions on the transfer and ownership of units and shares of common stock" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If we require, but cannot identify and obtain, additional financing, you could suffer a loss of your investment.

     WE MAY BE UNABLE TO EXPAND INTO SOME AREAS.

     Marketing and advertising expenses will make it significantly more expensive for us to enter the Philadelphia or Pittsburgh metropolitan areas. We are also likely to incur additional costs if we enter into counties not close to areas where we currently operate. Our rate of expansion into targeted geographic areas may also be inhibited by:

     o our inability to develop a network of physicians, hospitals and other health care providers which meets our requirements and those of government regulators;

     o competition, which increases the costs of recruiting members; and

     o economics, demographics and population density.

     We have not yet determined the timing or sequence of our expansion into new areas. Accordingly, we cannot assure you that we will ever enter the Philadelphia or Pittsburgh metropolitan areas, or any other specific area or county.

     WE MAY HAVE DIFFICULTY IN CONTROLLING OUR HEALTH CARE COSTS AND KEEPING THEM BELOW OUR PREMIUM REVENUE.

     Medical expenditures are the largest cost component of our business. If we do not develop operative systems and procedures to monitor utilization effectively, achieve favorable rates from providers and maintain adequate reinsurance to cover catastrophic losses, we will be unable to operate profitably.

     Some of our members will seek levels of medical care they do not require and some physicians may cooperate with these efforts. Our inability to minimize significant amounts of unnecessary utilization could have a material adverse effect on our operations.

     OUR REVENUES ARE DERIVED FROM PREMIUMS AND THE AMOUNT THAT WE CHARGE FOR PREMIUMS IS LIMITED BY MARKET PRESSURES.

     We generate substantially all of our revenues by collecting fixed premiums from our members. The amount of the fixed premiums we charge is a function of our anticipated costs of providing our members with health care, including administrative and operating costs. The amount of premiums we charge is limited by market pressures. We bear the risk that the actual costs of providing health care services and our indirect costs may exceed the amount of the premiums charged. If our revenues do not increase at the rate we anticipate, the ratio of our total health care services expense to our premium revenue is likely to remain high and our financial condition and operating results would be materially adversely affected.

     WE ARE CURRENTLY A SMALL FACTOR IN A HIGHLY COMPETITIVE MANAGED CARE INDUSTRY.

     The managed care industry in general, and the managed care industry in Pennsylvania in particular, is highly competitive. We compete with other national and regional managed care providers. In addition, some larger employers have adopted self-funded health benefit plans with plan administration provided by a third party. We face market pressure to contain our premium prices. We only began insuring our first outside employer group in July, 1997 and many of our competitors are more established and possess substantially greater financial, personnel, marketing and other resources than do we. They may, therefore, be better able to withstand competition. See "Business -- Competition."

     OUR REINSURANCE ARRANGEMENTS MAY NOT FULLY PROTECT US FROM LARGE LOSSES.

     Although we maintain reinsurance coverage to limit in part the risk of catastrophic losses, coverage plans may vary, and be subject to certain restrictions and limitations. Reinsurance does not legally discharge us from our primary liability to our members. See "Business -- Risk Management and Reinsurance."

     OUR BUSINESS IS DEPENDENT UPON OUR ABILITY TO DEVELOP AND MAINTAIN AN ADEQUATE PROVIDER NETWORK.

     If we are unable to develop and maintain a network of physician, hospital and other providers in appropriate numbers in our geographic markets and at convenient locations for our members, it will be difficult for us to penetrate a particular market in a manner sufficient for us to compete effectively. We will not be able to operate in certain geographic regions unless we have sufficient opportunity to build a provider network. We could lose membership due to erosion of our provider network.

     WE DO NOT COVER ALL METHODS OF HEALTH CARE AND OUR DECISIONS TO DENY CERTAIN COVERAGE MAY RESULT IN CLAIMS AGAINST US, INCLUDING POSSIBLY CLAIMS FOR PUNITIVE DAMAGES.

     Our PPO and HMO do not cover certain health care services. In the ordinary course of our business, we are subject to claims by our members relating to our decisions to restrict or refuse coverage for certain treatments. The loss of even one such claim, if it were to result in a significant punitive damage award against us, could have a material adverse effect on our financial condition and results of operations. Punitive damage claims may not be covered by reinsurance.

     OUR HEALTH CARE PHILOSOPHY MAY CAUSE US TO BE LESS PROFITABLE THAN OUR COMPETITORS.

     Our philosophy of providing health care to our members is premised upon allowing the physicians and other providers of health care services a meaningful role in the creation of the medical care policy standards to which they are held. The recommended treatment strategies might lead to smaller profit margins or require us to charge higher premiums than our competitors. See "Business -- Our Business Philosophy."

     YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE VALUE OF YOUR SHARES OF COMMON STOCK.

     Assuming the sale of all units and shares of common stock being offered at an offering price of $20 per unit or share of common stock and no allocation of value to the warrant included in a unit, you will experience immediate and substantial dilution of $7.33 per share in the net tangible book value of your shares of common stock after giving effect to the expected conversion of all of our Class A voting common stock and Class B non-voting common stock and the payment of our estimated offering expenses. The dilution will be greater if we sell fewer shares of common stock in the offering. Future issuances of common stock, including shares of common stock to be issued upon exercise of the warrants and shares of common stock that may be issued upon exercise of stock options, may cause you to experience further dilution. See "Dilution."

     THERE ARE SUBSTANTIAL RESTRICTIONS ON THE TRANSFER AND OWNERSHIP OF UNITS AND SHARES OF COMMON STOCK.

     There are a number of factors that may make it difficult for you to sell or transfer your units or shares of common stock. The shares of common stock and the warrants comprising the units are not detachable from one another. This means that prior to the exercise of a warrant, a unit may only be transferred as a whole. In addition, shares of common stock sold in this offering may not be transferred until January 1, 2000, except in limited circumstances arising by operation of law. Such circumstances include, for example, the holder's death, bankruptcy or insolvency. Because of our desire to maintain the direction and control of our company in the hands of health care professionals, we have limited the transferability of our shares. On and after January 1, 2000, the shares of common stock and the units will be transferrable only to present or formerly licensed "health professionals" and our current and former employees, and only those persons may vote the shares of common stock. These restrictions may materially adversely affect the liquidity of any trading market for the units or shares of common stock. See "Description of Common Stock -- Shareholder Eligibility Requirements; Stock Transfer Restrictions."

     THE OFFERING PRICE HAS BEEN DETERMINED ARBITRARILY BY US AND YOU MAY NOT BE ABLE TO RESELL YOUR UNITS OR SHARES OF COMMON STOCK AT THE PRICE YOU PAY FOR THEM OR AT ALL.

     The offering price of the units and the shares of common stock has been determined by our Board of Directors in consultation with our financial advisor and sales agent, Hopper Soliday. The offering price may not bear any relationship to our assets, financial performance, business prospects, book value or other generally accepted criteria of value. There can be no trading of our units or shares of common stock prior to January 1, 2000. Prior to this offering, there has been no public trading market for the units or common stock. We do not know the extent to which a trading market might develop or how liquid that market might be. We anticipate that trading of the units and the shares of common stock after January 1, 2000 will be reported in the National Quotation Bureau "pink sheets".

     Nevertheless, a regular trading market for the securities may not develop after January 1, 2000 or, even if it develops, be sustained. Trading which is reported only in the National Quotation Bureau "pink sheets" is likely to provide significantly less liquidity than would trading that takes place on a national securities exchange or Nasdaq stock market. Quotes for securities included in the National Quotation Bureau "pink sheets" are not listed in the financial sections of newspapers and there is no mechanism for you to obtain "real time" quotes on any automated system. Therefore, prices for securities traded solely in the National Quotation Bureau "pink sheets" may be more difficult to obtain. Absent an active trading market, you may not be able to resell your units or common stock at or above the offering price, or at all, regardless of our performance. The common stock is not appropriate as a short-term investment.

     WE HAVE BROAD DISCRETION AS TO USE OF PROCEEDS.

     We expect to use the first $3 million of proceeds of this offering to support our current operations and growth within our current service area, including for use in complying with certain governmental reserve requirements, investments and general corporate purposes. We expect to use additional proceeds to finance our expansion into areas where we do not currently operate, which areas we have not yet identified. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of this offering. Purchasers of units and shares of common stock will necessarily depend upon the judgment of management. See "Use of Proceeds."

     ANTI-TAKEOVER PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND UNDER PENNSYLVANIA LAW, AS WELL AS OUR RIGHT TO ISSUE PREFERRED STOCK, COULD MAKE A THIRD PARTY ACQUISITION OF US DIFFICULT.

     Anti-takeover provisions of Pennsylvania corporate law, which apply only to registered corporations, such as our company, could make it more difficult for a third party to acquire control of us, even if the change in control would be financially beneficial to our shareholders, and may even deter offers to acquire us. Our articles of incorporation allow us to issue preferred stock with terms and conditions set by our Board of Directors without shareholder approval. Our articles also limit voting to those eligible to hold shares of common stock. Our bylaws provide for a classified board, with directors serving three-year terms on a staggered basis and also require a 90% vote of the shareholders to approve the sale or takeover of our company. All of these provisions were designed to retain control of our company in health care professionals and make it more difficult for a third party to acquire us. There are also significant restrictions on a holder's ability to sell or otherwise transfer our units and shares of common stock. These provisions, as well as the share ownership restrictions, may even deter offers from interested third parties which our shareholders may find attractive and may also have the effect of delaying or preventing changes in control or management even if a substantial number of shareholders believe a change would be desirable.

     THERE MAY BE CONFLICTS OF INTEREST BETWEEN US AND OUR SHAREHOLDERS, DIRECTORS AND OFFICERS.

     We may have a conflict with our officers, directors and shareholders who also provide services to us and who, in their capacities as service providers, may seek to increase fees and member access to physicians.

     WE MIGHT NOT ENGAGE PHYSICIAN SHAREHOLDERS IN OUR PROVIDER NETWORKS.

     If you are a physician or other health care provider, investing in our securities does not guarantee that you will be afforded an opportunity to provide services to our members. We may not be licensed to operate in your area or, even if licensed, may not choose to operate in your market. Further, as part of our quality assurance program, we may not be able to, or elect to, enroll all physicians or other health care providers who wish to participate in our plans.

     LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     Our success depends to a large degree upon the efforts of Richard A. Felice, our President and Chief Executive Officer, and T. Clark Phillip, our Treasurer and Chief Financial Officer. The loss of the services of either could have a material adverse effect on our business and prospects. We have an employment agreement with Mr. Felice but not with Mr. Phillip.

     FUTURE LEGISLATION COULD IMPACT EFFICIENCY AND QUALITY WITHIN OUR PROVIDER NETWORKS.

     Laws may be enacted on a federal or state level which have a material adverse impact on our operations. For example, "any willing provider" laws which might compel us to accept non-contracted providers into our HMO, laws mandating benefits, laws and regulations restricting physician referral practices, or laws dealing with fraud and abuse or kickbacks by physicians, may be enacted or extended in such a way as to restrict our operations in a materially adverse manner. See "Business -- Government Regulation and Health Care Industry Reform."

     WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.

     If we fail to comply with current and future governmental regulations, including those affecting our ability to expand into new markets, contract with providers and manage utilization of benefits, we could suffer consequences that would have a material adverse effect on our operations and our financial condition. We may face governmental sanctions if we fail to correct deficiencies identified in periodic audits by government regulators. See "Business -- Government Regulation and Health Care Industry Reform."

     If we fail to meet certain net worth requirements, operation of our PPO and HMO could be suspended and our licenses to operate an HMO and a PPO could be revoked. See "Business -- Net Worth Requirements."

     OUR SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT.

     The "Year 2000 issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

     Our financial and operational computer systems utilize software developed by an outside computer software supplier. If our software consultants fail to address this issue adequately or one or more of our suppliers encounter errors and system failures arising from the transition of dates from 1999 to 2000, our business and operations could be materially adversely affected. Year 2000 considerations may also have an effect on some third parties with whom we do business and, thus, indirectly affect us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements which, among other things, relate to:

     o operations;

     o technical capabilities;

     o funding needs;

     o our need for, and possible inability to obtain, additional financing;

     o pricing of the units and shares of common stock and the future market for these securities;

     o capital expenditures;

     o regulatory matters affecting the managed care industry;

     o competitive factors;

     o general economic conditions; and

     o other statements contained herein that are not historical facts.

     When used in this prospectus, the words "anticipate," "believe," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, our actual results could differ materially from those expressed or implied by such forward-looking statements due to a number of factors, including those discussed under "Risk Factors."

                                USE OF PROCEEDS

     Assuming we sell all of the units and shares of common stock available in this offering for $20 per unit or share of common stock, we will receive net proceeds (after deducting printing, accounting and legal fees, the fee of Hopper Soliday and other estimated offering expenses) of approximately $__________ (or approximately $_________, if all of those persons who contributed toward the cost of our initial feasibility study apply their credits towards the purchase of units).

     We expect to use up to the first $3 million of the net proceeds from this offering to support our ongoing operations and growth within our current operating area.

     We expect to apply all net proceeds in excess of $3 million toward the financing of the expansion of our PPO and HMO service areas beyond our current operating areas. See "Business -- Proposed Expansion."

     We anticipate that our costs will approximate $3-$5 million to expand our operations into each targeted suburban or rural market, which will increase to $10-$15 million for each of the Philadelphia or Pittsburgh metropolitan areas. The specific areas into which we expand will depend upon the amount of net proceeds we receive and the criteria set forth under "Business -- Proposed Expansion." Of the total cost of expansion into a new area, personnel costs are expected to constitute approximately 43%, and sales and marketing costs are expected to constitute approximately 26%. The remainder of the cost is expected to consist of the allocation of corporate overhead to the expansion.

     We may not expend all of the net proceeds immediately following the offering, but from time to time as needed. Pending their use, we will invest the net proceeds in short-term, interest bearing investment grade securities. Depending upon how many units or shares of common stock we sell, proceeds from the offering may not be sufficient to fund our expansion plans. See "Risk Factors."

                                      DILUTION

     Our net tangible book value at December 31, 1998 was $8.6 million or $4.95 per share of common stock assuming the conversion of Class A voting and Class B non-voting common stock into common stock as of such date. The net tangible book value per share represents the amount by which our tangible assets exceed total liabilities, divided by the number of shares of common stock then outstanding. After giving effect to (1) the sale of all 250,000 units and 1,750,000 shares of common stock in the offering at an assumed public offering price of $20 per unit or share of common stock and deduction of the estimated expenses associated with the offering and (2) the assumed conversion into shares of common stock of the Class A voting common stock and Class B non-voting common stock, our net tangible book value at December 31, 1998 would have been approximately $47.4 million or $12.67 per share. (We are unable to predict the number of shares of common stock that we will issue in connection with the exercise of the warrants and, therefore, the information below excludes these shares of common stock.) This represents an immediate increase in net tangible book value of $7.72 per share to existing shareholders and an immediate dilution of $7.33 per share to purchasers of units and shares of common stock in the offering. The following table illustrates this pro forma dilution:

Assumed initial public offering price per share.............  $20.00
Net tangible book value per share before the offering.......    4.95
Increase in net tangible book value per share attributable
  to new investors..........................................    7.72
Net tangible book value per share after the offering........   12.67
Dilution per share to new investors.........................  $ 7.33

     Using the process described above, if only half of the shares of common stock offered are sold, the dilution per share to the new investors would be $9.78 and if only one-fourth of the shares of common stock are sold, the dilution per share to the new investors would be $11.83.

                                 CAPITALIZATION

     The following table shows our capitalization before and after the offering. The first column reflects our capitalization as of December 31, 1998. The second column reflects our capitalization as of December 31, 1998 assuming the conversion of all shares of Class A voting common stock and Class B non-voting common stock into shares of common stock as of such date. The third column shows the additional equity that will be raised assuming that the offering has been completed and that we sell all 250,000 units and 1,750,000 shares of common stock in the offering. The final column shows what our capitalization will be (assuming the conversion of all Class A voting common stock and Class B non-voting common stock) after we have completed the offering and issued all 250,000 units and 1,750,000 shares of common stock in the offering. All columns assume the application of all credits used by persons who contributed toward the cost of our initial feasibility study. The columns assume no exercise of the warrants.

                                                     AS OF DECEMBER 31, 1998
                                     -------------------------------------------------------
                                     ACTUAL PER      PRO FORMA
                                      FINANCIAL    CONVERSION OF    PRO FORMA
                                     STATEMENTS      CLASS A&B     ADJUSTMENTS   AS ADJUSTED
                                     -----------   -------------   -----------   -----------
Long term debt.....................  $        --    $        --    $        --   $        --
  Total debt (including current
     maturities)...................           --             --             --            --
Shareholders' equity...............           --             --             --            --
  Preferred stock, $0.01 par value
     2,000,000 shares authorized;
     none issued...................
  Class A voting common stock,
     $0.01 par value, 40,000 shares
     authorized; 4,087 shares
     issued and
     outstanding...................           41             --             --            --
  Class B non-voting common stock,
     $0.01 par value, 100,000
     shares authorized; 1,074
     shares issued and
     outstanding...................           11             --             --            --
  Common Stock, $0.01 par value,
     20,000,000 shares authorized;
     1,742,000 outstanding after
     conversion, 3,742,200 shares
     outstanding after conversion
     and offering..................           --         17,420         20,000        37,420
Additional paid-in capital.........   21,220,777     21,203,409     38,468,000    59,671,409
Accumulated deficit................  (12,364,727)   (12,364,727)                 (12,364,727)
Accumulated other comprehensive
  income, net of tax...............        5,076          5,076                        5,076
     Total shareholders' equity....    8,861,178      8,861,178     38,488,000    47,349,178
                                     -----------    -----------    -----------   -----------
     Total capitalization..........  $ 8,861,178    $ 8,861,178    $38,488,000   $47,349,178
                                     ===========    ===========    ===========   ===========

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data set forth below as of and for the fiscal year ended December 31, 1995 have been derived from our consolidated financial statements. The selected historical financial data set forth below as of and for the fiscal years ended December 31, 1998, 1997 and 1996 have been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP. The results of operations set forth below are not necessarily indicative of our expected results for any future period. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included elsewhere in this prospectus.

                                                  YEAR ENDED DECEMBER 31,
                                 ---------------------------------------------------------
                                     1998           1997           1996           1995
                                 ------------   ------------   ------------   ------------
INCOME STATEMENT DATA:
Premiums.......................  $  6,622,311   $    183,222   $         --   $         --
Total revenue..................     7,335,663      1,019,672        962,258        200,457
Health care services expense...     7,588,762        172,940             --             --
Total expenses.................    13,426,146      4,078,758      3,510,586        867,287
Net loss.......................    (6,090,483)    (3,059,086)    (2,548,328)      (666,830)
Net loss per common share......     (1,180.10)       (592.73)       (501.24)       (686.04)

BALANCE SHEET DATA:
Cash and cash equivalents......     2,608,269     14,250,640     17,381,607     18,142,948
Total current assets...........     3,600,348     14,442,082     17,715,064     18,268,197
Long-term investment
  securities...................     6,860,624             --             --             --
Total assets...................    11,032,883     15,231,671     18,362,835     18,524,109
Medical claims liabilities.....     1,945,722         63,458             --             --
Total current liabilities......     2,171,705        285,086        357,164        207,939
Accumulated deficit............   (12,364,727)    (6,274,244)    (3,215,158)      (666,830)
Total stockholders' equity.....     8,861,178     14,946,585     18,005,671     18,316,170

     Assuming the conversion as of January 1, 1995 of the Class A voting common stock and Class B non-voting common stock into shares of common stock, net loss per share of Class A voting common stock and Class B non-voting common stock in 1998, 1997, 1996 and 1995, treating the shares of each class as equivalent, was $(3.50), $(1.76), $(1.46) and $(.38), respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion about us and our subsidiaries is presented on a consolidated basis and relates to the three fiscal years ended December 31, 1998, 1997 and 1996. Where in the judgment of management a discussion of segment information would be appropriate to an understanding of our business, the discussion focuses on each relevant segment of the business and on us as a whole. We were organized in 1995 and were in our development stage through June, 1997. We began insuring our first outside employer group in July, 1997 and grew to approximately 16,000 members at May 1, 1999. We do not expect to reach the anticipated number of members necessary to break even in this year or the following year and there is no assurance that we will ever be able to operate profitably.

RESULTS OF OPERATIONS

     The following table contains certain statement of operations data expressed as a percentage of revenue and other statistical data for the years and periods indicated:

                                                      YEAR ENDED DECEMBER 31,
                                                 ---------------------------------
                                                  1998          1997         1996
                                                 -------       ------       ------
Statement of Operations Data:
Revenue:
  Premiums..................................        90.3%        18.0%         0.0%
  Consulting................................         0.9          0.0          0.0
  Investment income, net....................         8.8         82.0        100.0
                                                 -------       ------       ------
     Total revenue..........................       100.0%       100.0%       100.0%
Expenses:
  Health care services......................       103.5%        17.0%         0.0%
  Salary and benefits.......................        40.9        204.9         55.6
  Operating expenses........................        26.6        110.3         64.4
  Professional services.....................         5.9         38.6        247.9
  Other taxes...............................         0.5          2.5         (3.1)
  Depreciation..............................         5.6         26.7          0.0
                                                 -------       ------       ------
     Total expenses.........................       183.0        400.0        364.8
Loss before income taxes....................       (83.0)      (300.0)      (264.8)
Income tax benefit..........................         0.0          0.0          0.0
                                                 -------       ------       ------
Net loss....................................       (83.0)%     (300.0)%     (264.8)%
Statistical data:
PPO member months enrollment................      58,310        1,707            0
Medical loss ratio..........................       114.6%        94.4%         0.0%
Administrative expense ratio................        79.6%       383.0%       364.8%

     The "medical loss ratio" represents our total health care services expense as a percentage of our premium revenue. The "administrative expense ratio" represents our administrative expenses (excluding health care services) as a percentage of our total revenue.

     Comparison of Year Ended December 31, 1998 to Year Ended December 31,
1997. Our loss increased from $3.1 million in 1997 to $6.1 million in 1998 due primarily to much higher than planned expenses related to health care services and an increase in administrative expenses needed to service our growth in enrollment. Enrollment increased from 612 members at December 31, 1997 to 9,286 members at December 31, 1998. The related aggregate member months (the number of months of each year that an individual is enrolled in a health care plan) increased from 1,707 in 1997 to 58,310 in 1998.

     Premium revenue increased from $183,000 in 1997 to $6.6 million in 1998 due primarily to the growth in member months. However, the per member per month revenue also increased from

$107.34 in 1997 to $113.57 in 1998. Per member per month premium revenue was lower than expected in both 1997 and 1998 primarily due to competitive premium pricing pressure. We expect our per member per month premium revenue to increase in 1999 because of significant increases in premiums charged by our competitors which will allow us to increase the premiums we charge.

     Consulting revenue in 1998 resulted from a feasibility study performed for a group of physicians in Texas who wished to consider the establishment of a managed care organization. We continue to possess the expertise to assist providers in this manner. However, the demand for these services is difficult to forecast since it is dependent on the level of interest of providers in forming risk-bearing entities as well as on the regulatory and competitive environment in which they operate. Investment income decreased from $836,000 in 1997 to $648,000 in 1998 due to a lesser amount of cash available for investment.

     Health care services expense increased dramatically from $172,000 in 1997 to $7.6 million in 1998. This increase was in large part due to the growth in member months. However, the increase in per member per month health care services expense also increased from $101.31 in 1997 to $130.15 in 1998. A significant portion of the increase was attributable to three very large cases requiring coverage in the amounts of $200,922, $298,720 and $157,851, respectively. The remainder of the increase resulted from more frequent utilization of health care services. However, given the relatively small number of members in the our plan, it is difficult to predict the amount of health care services that will be utilized in a given period. Industry data suggest that accurate predictability begins with a sample size of 36,000 members. Therefore, because of our size, we expect to be subject to a great degree of volatility in the utilization of health care services from one period to the next, although any insurer can experience one or more very large cases at one particular time.

     Administrative expenses (consisting of salary and benefits, operating expenses, professional services, other taxes and depreciation) increased from $3.9 million in 1997 to $5.8 million in 1998. Administrative expenses as a percentage of total revenue decreased from 383% in 1997 to approximately 80% in 1998. The large percentage decrease occurred because of the increase in total revenue of 619% during the same period. Salary and benefits increased 44% from 1997 to 1998 as a function of the larger number of employees needed to accommodate a greater enrollment. Operating expenses increased 74% as a result of increased costs of advertising, printing, and broker commissions. These figures reflect the inclusion of a full year's expense of operations in 1998 as opposed to a partial year's operating expenses in 1997 since our first group coverage began in July, 1997. Consulting expenses increased 22% from $259,000 in 1997 to $315,000 in 1998 due to our need for management information systems expertise until we employed dedicated systems staff in early 1999. In addition, we retained a human resources consultant in 1998 to perform higher level human resources functions until such time as we are large enough to justify a full time position for this function. The decrease in legal fees occurred as result of our classifying a significant portion of the 1998 legal bills related to this stock offering as deferred offering costs that appear on the balance sheet as a component of other assets. Depreciation increased 51% from 1997 to 1998 due to an increase in depreciable assets such as computers, telephone equipment, workstations, and furniture needed to support the additional employees we hired to accommodate the growth in our enrollment.

     Comparison of Year Ended December 31, 1997 to Year Ended December 31,
1996. The increase in our net loss from $2.5 million in 1996 to $3.1 million in 1997 reflects our growth from a start-up organization in 1996 to an operating managed care organization that began insuring its first outside employer group in July, 1997. Accordingly, the increase in premium revenue and health care services expense resulted entirely from the commencement of operations. Investment income declined from 1996 to 1997 as a result of a decrease in cash available for investment.

     Administrative expenses (consisting of salary and benefits, operating expenses, professional services, other taxes and depreciation) increased 11% from $3.5 million in 1996 to $3.9 million in 1997. The increase in salary and benefits of 290% relates to the hiring of our management team as well as other employees during 1996. We hired a number of key employees in the latter half of 1996, resulting in our recording only a partial year's salary and benefits in that year. Our operating expenses increased 82% from 1996 to 1997 as a result of increases in advertising and printing expenses related to the commencement of operations in 1997. Our hiring of a management team and other staff to perform the duties previously assigned to outside consultants resulted in an 88% decrease in consulting services expenses from $2.1 million in 1996 to $259,000 in 1997. We also reduced our legal fees over this same time period both because we lessened our requirement for legal services and our staff was able to perform some of the operational and regulatory work previously performed by our outside attorneys. The increase in depreciation expense was related to our furnishing our administrative offices and our implementation of the primary information systems used for eligibility, billing and collections, and claims payment.

LIQUIDITY AND CAPITAL RESOURCES

     In late 1995 and early 1996 we completed an initial offering of shares of our Class A voting common stock and Class B non-voting common stock, which yielded net proceeds to us of $21.2 million. The net proceeds from the offering remain our principal source of cash.

     Consolidated net cash used in operating activities for 1998 was $4.2 million compared to net cash used in operating activities of $2.7 million for 1997. The change in net cash used in operating activities was primarily due to increased net losses from consolidated operations due to lower than expected premium revenue per member per month coupled with much higher than expected health care services expense per member per month and higher amounts of premium receivables and other assets. Net cash used in investing activities increased from $415,000 in 1997 to $7.5 million in 1998, principally because we purchased $9.6 million of U.S. government securities for our securities portfolio. Cash in excess of anticipated needs for daily operations is invested in obligations of the United States government having various maturities up to three years. The amount of increased investment was partially offset by the proceeds we received from the sale or maturity of other securities in our investment portfolio.

     At December 31, 1998, we had cash, cash equivalents and short-term investment securities of $3.0 million.

     We have used $11.3 million of the net proceeds from our 1995-1996 stock offering to fund our startup expenses and operating losses through 1998, our first full operational year. Of this amount, we used $4.4 million to fund our 1998 net loss. Approximately $9.9 million of the net proceeds from our earlier stock offering remained as of December 31, 1998. Of this amount, $5.0 million was restricted and could only be used by us after we received our HMO license. We received our HMO license on March 22, 1999. Other amounts were restricted in accordance with Pennsylvania laws described in the succeeding paragraph.

     Pennsylvania managed care laws and regulations govern the licensing and operation of PPOs and HMOs in Pennsylvania. They require that a managed care company possess an initial minimum net worth (generally, an entity's assets minus its liabilities) of $1,500,000 to operate an HMO, and an additional $1,175,000 for a risk-assuming PPO. In practice, the Pennsylvania Insurance Department requires higher initial amounts, equal to one-fifteenth of our annual premium revenue. In addition to the net worth requirements, these laws and regulations required us to deposit with the Pennsylvania Insurance Department, before commencing the operation of our HMO, cash or securities in a minimum amount of $100,000. This deposit requirement is reviewed by the Insurance Department at least annually. Of our cash and cash equivalents and investments totaling $9.9 million at December 31, 1998, $3.8 million and $1.5 million reside in the PPO and HMO, respectively, and can only be used by the regulated subsidiary that retains the funds. Such amounts are available for transfer to the parent company or other subsidiaries from the PPO and HMO only to the extent that the funds can be remitted in accordance with the terms of existing management agreements or by the payment of dividends. We may receive dividends from our regulated subsidiaries, but generally these dividends must be approved by the Pennsylvania Insurance

Department. Neither we nor any of our other subsidiaries may receive dividends from our PPO or HMO subsidiaries which, if paid, would cause a violation of statutory net worth and reserve requirements.

     Our near-term uses of cash are expected to relate primarily to funding future operating losses and capital expenditures. Both capital and operating expenditures are anticipated to increase as the number of employees needed to service our growing membership base increases. We have no plans to pay cash dividends in the near term. We believe that costs associated with the software upgrades required to accommodate the Year 2000 will not be material. See "-- Year 2000," below.

     We believe we have sufficient cash flows from operations and cash on hand to finance our business through 1999. However, we will need to increase our aggregate membership base in our PPO and HMO significantly before we will be able to generate a net profit, and at current growth rates, which may not be sustainable, we will not achieve this membership base in the current or following year and there is no assurance that we will ever be able to operate profitably. To date, we have not sought or arranged for bank financing or any other source of external funds. We are continuing to evaluate possible external financing alternatives in order that we may be able to continue to fund our projected operating losses and capital expenditure requirements beyond 1999 and until such time as we become profitable.

INFLATION

     Health care costs generally continue to rise at a rate faster than the consumer price index. We use various strategies to mitigate the negative effects of health care cost inflation, including setting commercial premiums based on our anticipated health care costs, reinsurance, risk-sharing arrangements with our various health care providers and other cost containment measures. However, our ability to manage medical costs could be negatively impacted by items such as technological advances, competitive pressures, applicable regulations, increase in pharmacy costs, utilization increases and catastrophic items, which could, in turn, result in medical cost increases equaling or exceeding premium increases.

YEAR 2000

     The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century for the year. Many existing computer programs use only two digits rather than four to identify a year in the date field. Those computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. To the extent that computer programs are unable to interpret calendar dates properly beginning in the Year 2000, computers, as well as other non-computer equipment using embedded technology, could shut down, calculate dates or data based on dates incorrectly, or report information inaccurately. Year 2000 issues affect virtually all companies and organizations.

     Our financial and operational computer systems utilize computer software and hardware developed by outside vendors. We have, through communication with our software and hardware vendors, determined which internal information technology systems are Year 2000 compliant and which systems need updating. Most systems, including our main system used to process enrollment, billing and accounts receivable, authorizations, and claims payments and our local area network, have been updated to process calendar dates correctly beginning in the Year 2000. The remaining systems are scheduled to be updated by July, 1999. Additionally, our telephone system has been updated to be Year 2000 compliant. Testing of the various systems to verify that dates beginning in the Year 2000 will be processed accurately will begin in May, 1999 and is expected to be completed by October, 1999. Much of the cost of implementing new versions of software that is Year 2000 compliant has been covered under the ongoing maintenance and support agreements with our software vendors. We currently estimate that we will experience less than $50,000 in incremental costs related to Year 2000 compliance work on our internal information technology systems and other equipment. We anticipate expensing most of this amount in 1999.

     We do not expect the costs associated with our Year 2000 upgrade to be material to our consolidated financial position, results of operations or cash flows. However, we are currently unable to determine the potential impact, if any, that could result from any of our vendors' failure to address this issue adequately. If our vendors' work proves unsatisfactory, our system infrastructure, software and hardware may still be materially adversely impacted by the transition to Year 2000 which could have a material adverse effect on our business, results of operations and financial condition.

     Year 2000 considerations may also have an effect on some third parties with whom we do business and, thus, indirectly adversely affect us. One or more of our physician or other health care providers or other contractors or suppliers may encounter errors and system failures arising from the transition of dates from 1999 to 2000, which would be beyond our control. For example, a patient insured by us could assert a claim against us if he or she suffered an injury through the failure of a hospital system which did not adequately address its Year 2000 issues. We have initiated contact with many of its providers, contractors and suppliers to determine if these third parties are appropriately responding to their Year 2000 issues. We will also review regulatory filings or audited financial statements for information on these third parties' state of readiness as it relates to Year 2000 issues. It is not possible to quantify our cost with respect to third parties with Year 2000 problems, although we do not anticipate that this will have a material adverse effect on our business, results of operations and financial condition. We also cannot measure the potential adverse financial effect on us of such a third party failure or non-compliance.

     In addition, we have begun to develop a contingency/recovery plan aimed at ensuring the continuity of critical business functions before December 31, 1999. As part of that process, we have begun to develop reasonably likely failure scenarios for our critical information technology systems and external relationships. Once these scenarios are identified, we will develop plans that are designed to reduce their impact on us and provide methods for returning to normal operations if one or more of those scenarios occur.

                                    BUSINESS

     We are a physician-controlled managed care organization. We operate a managed care organization that offers a preferred provider organization ("PPO") plan and is licensed to operate a health maintenance organization ("HMO") plan in Pennsylvania. Our customers are Pennsylvania employers and other group purchasers of health care plans, such as unions, trusts, governments and trade associations, whose employees and members are members in our plans. We also provide third party administrator ("TPA") services, though currently only to our own managed care organization, and offer consulting services to provider-sponsored managed care organizations and persons seeking to establish such organizations.

INDUSTRY OVERVIEW

     The growing role of managed health care providers represents a departure from the traditional systems in which medical services were provided on an indemnity basis, with insurance companies assuming responsibility for paying all or a portion of each fee charged by each medical care provider. The traditional indemnity system, however, was poor at controlling the cost of health care, since providers could get more income by rendering more services, even if the services were not necessary. As a result of the escalation of health care costs, employers, insurers and governmental entities have all sought approaches to deliver and pay for quality health care services more efficiently. Managed care organizations have emerged as integral components in this effort. Managed care has given rise to completely new forms of insurance, most notably insurance provided by PPOs and HMOs.

     A PPO is a an organization that contracts with physicians and/or other health care providers who agree to render services on a discounted fee-for-service basis. Covered persons often are permitted to secure medical services from non-PPO providers at an increased cost, usually imposed as higher deductibles or co-payments. PPOs may lack any "managed care" feature other than discounted physician fees, or they may have many of the same features as a conventional HMO as discussed below. Typically, a PPO does not require the members' care to be managed by a pre-selected primary care physician, commonly known as a "gatekeeper," but so-called "gatekeeper" PPOs do exist. A PPO may charge a fixed premium in exchange for which the PPO will be responsible for all covered medical care for the members. Such PPOs are known as "risk-assuming" PPOs. Under Pennsylvania law, PPOs, including risk-assuming PPOs, may not place their providers at financial risk, such as through the kind of capitation (fixed fee) payments used by HMOs, as discussed below.

     An HMO is a prepaid health plan that provides comprehensive out-patient and in-patient medical services to enrollees through networks of affiliated physicians or physician groups and other affiliated medical service providers, such as hospitals, ambulatory surgery facilities, laboratories and radiology centers. An HMO is responsible for all covered medical care for its members in exchange for a fixed premium. HMOs typically contract directly with physicians, hospitals and other health care providers to administer medical care to HMO members. These contracts provide for payment to the provider on either a discounted fee-for-service or per diem basis, or through fixed monthly payments, commonly known as "capitation payments," based on the number of members covered, regardless of the amount of covered medical care provided during that month. Specialty care physician services, in-patient hospitalization and certain other services are often managed by primary care physician "gatekeepers" and are only provided if authorized in advance by the "gatekeeper." Contracts with health care providers may include certain financial incentives designed to encourage the provision of high-quality and cost-effective health care. HMOs compensate their affiliated providers for services under various payment methods, including capitated payments and negotiated fee-for-service payments. Because these provider services are provided to members on a prepaid basis, the financial risk of medical costs in an HMO contract can be shifted from the premium payor and/or HMO to the providers.

     PPOs, HMOs and other managed care organizations typically seek to limit the financial risk of the delivery of medical care through volume discounts from their provider networks and through cost-containment strategies including:

     o emphasizing preventive care;

     o controlling utilization of specialty care through mandatory primary care physician referrals;

     o reviewing proposed treatments for medical necessity;

     o encouraging use of more cost-effective treatment settings; and

     o monitoring hospital admissions and length of stay.

     A TPA may provide or manage some or all of the operations of a self-funded plan, managed care organization, or other insurance company, including the charging of premiums or settling of claims. A TPA, acting in the capacity of an independent contractor, earns a fee for these services, while the self-funded plan, managed care organization, or other insurance company remains responsible for the health care expenditures incurred by the beneficiaries of its policies.

PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.

     We were organized in February, 1995 by a group of physicians, practicing in Pennsylvania, who sought to establish a physician-controlled managed care organization in Pennsylvania. Pursuant to the licenses discussed below, we operate a managed care organization that offers a PPO plan and will offer an HMO plan. Our customers are Pennsylvania employers and other group purchasers of health care plans, such as unions, trusts, governments and trade associations, whose employees are members in our plans. We also provide TPA services to our own managed care organization and offer consulting services to provider-sponsored managed care organizations and persons seeking to establish such organizations.

     In Pennsylvania, a PPO can be either risk-assuming or non-risk-assuming. On May 9, 1996 we filed an application with the Pennsylvania Department of Health for a license to operate a risk-assuming PPO. Our license was granted in April, 1997. Pursuant to this license, we operate a PPO plan in 21 contiguous counties in Pennsylvania.

     We began marketing the initial PPO plan to employer groups in April, 1997, with coverage of members beginning July 1, 1997. The PPO covered approximately 16,000 members as of May 1, 1999. Revenues from our PPO accounted for 90.3%, 18% and 0% of our total revenues for the years 1998, 1997 and 1996, respectively.

     On November 27, 1996 we filed an application with the Pennsylvania Insurance Department and the Department of Health for a license to operate an HMO. On March 22, 1999 our HMO license was granted, permitting us to operate in three of the counties in our PPO service area. We will continue to assemble an adequate provider network for our HMO in the remaining 18 counties of our current PPO service area. We are currently engaged in developing our provider network for this plan. Our HMO was not able to solicit members or providers until the HMO license was granted. We anticipate that we will begin actively marketing our HMO in the fall of 1999.

     On February 12, 1997, we filed an application with the Insurance Department for a license to provide TPA services. Our license was granted in March, 1997. Pursuant to this license, we provide TPA services to our PPO and HMO. In the future, we may offer such services to Pennsylvania self-funded plans, independent practice associations, physician organizations, integrated delivery systems, and other provider-sponsored organizations engaged in, or affected by, managed care systems. However, to date we have chosen to concentrate on membership growth and have no current plans to actively pursue the sale of our TPA services.

     In addition, we offer consulting services, including feasibility studies and business plan development, to provider-sponsored managed care organizations, or persons seeking to establish such organizations, in other states. Although we have performed only one contract to render these services to date, we are actively seeking additional engagements and will evaluate opportunities as they arise.

     We believe in containing medical costs by allowing our members' physicians and other health care providers a significant voice in decisions related to the treatment of particular individuals and in the creation of the general medical care policy standards to which they are held. One of the factors motivating our organizers was to have the policy decisions that must be made by a managed care company, including, but not limited to, those relating to quality improvement, cost containment, utilization management, treatment policies and practice guidelines, decided upon by physicians. In our case, these decisions are made by our physician directors and committee members.

     In order to promote these goals, during our initial stage of operations, our governing documents required that all of our voting stock be held by physicians, and that all of our directors be not only shareholders, but also physicians, podiatrists or oral surgeons licensed to practice in Pennsylvania. Recently, our organizational documents were amended. In place of the original requirements, they now require that at least two-thirds of our directors be actively practicing medical doctors or doctors of osteopathy.

     Our shareholder eligibility requirements were also recently expanded to include certain licensed "health professionals" and our present and former employees. The changes in our director and shareholder eligibility requirements were motivated by the considerable growth of our operations since our initial stage of operation. We believe that expanding our director eligibility requirements will enable us to attract to our board of directors well-qualified individuals from other areas of business, as well as members of senior management, and that expanding our shareholder eligibility requirements to include other licensed "health professionals" and our employees will help us to increase the transferability of our shares of common stock, attract well-qualified physicians and other providers to our provider network and produce better quality care for our members. At the same time, the new requirements will allow us to continue to maintain physician control of our stock and operations.

OUR BUSINESS PHILOSOPHY

     We believe that we offer an alternative to the decision-making processes found in most traditional managed care plans. Our philosophy of providing health care to our members is premised upon allowing the physicians and other providers of health care services to have significant input in decisions related to the treatment of particular individuals and in the creation of the general medical care policy standards to which they are held. Our medical care policy standards are derived through extensive consultation with physician specialist committees and other health care providers. Areas in which we rely upon physician decision-making include:

     o quality improvement;

     o cost containment;

     o utilization management;

     o treatment policies;

     o practice guidelines; and

     o other medical-related policy decisions.

     We believe that by relying on physicians to make these decisions we de-emphasize the more traditional decision-making processes used by many of our managed care competitors. These traditional processes place a significant portion of the responsibility of setting policy standards on their medical directors or other non-physician personnel. Our system allows more input from the people we believe to be most qualified to make coverage and other policy decisions: physicians. In the short term, this approach may increase our costs of coverage and can negatively impact our margins. However, we believe that physician-approved treatments, while costly in the short term, will often prove to be more health conscious and cost efficient in the long term.

     In order to support our business philosophy, the growth strategy articulated by our Board of Directors entails:

     o Continuing to market our licensed PPO in our current service area.

     o Expanding our HMO into the entire service area served by our PPO. Our HMO license for three counties was issued on March 22, 1999. We will need to be approved by the Department of Health to operate in the other counties into which we seek to expand our HMO.

     o Expanding our provider network within our existing service area. As of March 22, 1999, we had contracted with 47 hospital providers and over 4,832 physician providers through our PPO plan and 8 hospital providers and over 517 physician providers through our HMO plan. We are in the process of credentialing additional physician providers and engaging providers for other services for both our PPO and HMO.

     o Expanding our service area beyond our current market area of 21 counties and ultimately throughout Pennsylvania. We will also consider opportunities to expand our operations into other states as and if opportunities present themselves.

     o Marketing our consulting services. In the third quarter of 1998, we completed a feasibility study for a physician organization located in Texas. We are seeking additional engagements as opportunities arise.

     o Making our licensed third party administrator services available to individual practitioners and medical entities. We obtained a TPA license for Pennsylvania. To date, however, we have concentrated on developing the growth of our membership base and have no current plans to actively pursue the sale of our services.

     We operate our PPO plan in 21 contiguous counties in Pennsylvania. These counties are:

       South central Pennsylvania:           Lehigh Valley:     Northeastern Pennsylvania:
------------------------------------------   --------------     ----------------------------
o Adams         o Franklin    o Perry        o Lehigh           o Carbon       o Pike
o Berks         o Fulton      o Schuylkill   o Northampton      o Lackawanna   o Susquehanna
o Cumberland    o Lancaster   o York                            o Luzerne      o Wayne
o Dauphin       o Lebanon                                       o Monroe       o Wyoming

     We are licensed to operate our HMO in Berks, Cumberland and Dauphin
Counties.

PROPOSED EXPANSION

     Our expansion strategy contemplates the expansion of our PPO and HMO operations within and beyond these service areas and throughout Pennsylvania. In addition, we may from time to time evaluate the merits of expanding our business into areas beyond Pennsylvania. The decision whether to expand our operations into geographic areas where we do not currently operate will be based upon our analysis of the criteria set forth below in order of importance:

     o the amount of funds raised in this offering;

     o our ability to develop a satisfactory network of physicians, hospitals and other health care providers in the targeted geographic area;

     o competition in that area, which increases the costs of recruiting members;

     o the proximity of the targeted area to our existing service area; and

     o the economics, demographics and population density of the targeted area.

     Our consideration of expansion into areas contiguous with our current service area will also be impacted by our belief that our existing members would benefit by having more providers available to them, and whether our existing providers also practice in the contiguous area considered for expansion. In addition to the criteria above, expansion plans into areas that are not contiguous to our current service areas, as well as other geographically remote areas, could be impacted by the ability of providers in those areas to demonstrate their ability to organize themselves into a cohesive provider network.

     Although we believe that significant subscriptions to this offering received from physician investors in a particular market area is an indication of physician interest in our business, other factors may prevent us from developing a provider network there and we cannot guarantee that our expansion plans will include that market area.

     We anticipate that it will cost approximately $3-5 million to expand our operations into each targeted suburban rural, market and approximately $10-15 million to expand our operations into each of the Philadelphia or Pittsburgh metropolitan areas. We are also likely to incur additional costs in entering into counties not within a reasonable proximity to areas where we currently operate. Our principal cost components of expansion into a particular area are sales and marketing expenses, hiring of additional sales representatives and other personnel and corporate overhead expenses.

ARRANGEMENTS WITH PHYSICIAN PROVIDERS

     An important factor in our success is the development of adequate physician provider networks in each of our geographic markets. These networks must contain the appropriate mix of primary care physicians and specialists, and must represent satisfactory financial arrangements between our providers and us.

     Our selection of physicians includes a review of licensure status, hospital admitting privileges, demonstrated proficiency, patient access, office standards, after-hours coverage and many other factors.

     Our provider agreements with physicians for our PPO impose various requirements and standards on participating physicians, many of which are mandated by applicable federal and state law. As is common in the managed care industry, our agreements typically provide for:

     o the provision of health care services in accordance with a physician's licensure and training and consistent with our medical care policy;

     o physician participation in and compliance with our utilization management and quality management programs;

     o discounted fee-for-service arrangements;

     o maintenance of records; and

     o adherence to referral procedures and protocol.

     We anticipate that our provider agreements with physicians for our HMO will contain provisions for capitation, discounted fee-for-service arrangements and other risk management arrangements we deem appropriate.

ARRANGEMENTS WITH OTHER HEALTH CARE PROVIDERS

     We provide for the delivery of necessary preventive, diagnostic, therapeutic, and rehabilitation health care services to members by, in part, contracting with qualified non-physician providers who meet our participation criteria. We have negotiated and continue to negotiate contracts with hospitals and other providers on behalf of our PPO and HMO. Generally, these contracts provide that the participating hospitals and other providers must accept our PPO and HMO members as patients, provide to those members all medically necessary services that are ordered by a participating physician and that are covered services under the applicable managed care plan, and bill us according to the parameters set forth in their participation agreement with us. We continually review the services provided by hospitals and other providers with respect to quality improvement, utilization management, and risk management.

     We have negotiated and continue to negotiate contracts with hospitals and other providers for inclusion in our PPO and HMO provider networks. Generally, these contracts are on a nonexclusive basis and specify fixed fee schedules that are below a facility's published schedule of charges, and arrangements under our HMO will contain provisions for capitation and other risk-sharing arrangements as we deem appropriate.

SALES AND MARKETING

     Members join our PPO or HMO primarily through their employer. In many instances, employers offer employees a choice of coverage by a managed care company or an indemnity health insurer. Employees may select their desired health coverage during a designated period (usually one month annually). New employees make their selections at the time of employment. Employers generally pay all or part of the monthly charges and make payroll deductions for any portion of the premium not provided as an employee benefit.

     The overall objective of our marketing strategy is to achieve prudent growth. This consists of writing business that we project as profitable and at a rate that allows us to maintain our service parameters.

     We have contracts with independent insurance agents to make sales for us on a commission basis. We have also hired direct sales representatives to offer membership in our PPO and HMO to purchasers of health care services. Our marketing efforts also include media advertising and direct mailings.

     Our targeted membership base consists of all commercial and governmental employers in our service area. We do not market our PPO and HMO to individuals, nor do we contract with federal or state governments to provide services to patients enrolled in Medicare, Medicaid or workers' compensation programs.

PREMIUM RATES AND BENEFITS

     Our primary source of revenue is the premiums paid by or on behalf of members in our PPO and, in the future, our HMO. Our offered benefits and premium rates for our PPO and HMO are and will be intended to be competitive with other health insurance programs available in the various markets in which we compete. Factors impacting our premium rates include the age and gender of the group members, the number of members to be covered under the contract being offered, the mix of those to be covered and the amount of the employer contribution. The premium rates and benefits must conform to state and federal laws regulating PPOs and HMOs and, in the case of our HMO, must have been approved by the Insurance Department and the Department of Health as part of the HMO license application process.

BENEFITS PROVIDED TO MEMBERS

     We are committed to offering high quality health care benefit plans at competitive prices. We accept as fundamental the critical relationship between the physician and the patient in the delivery of health care services.

     Our benefit plans, to the extent permitted by law, are customized to the needs of purchasers.

     The following are examples of the benefits that we offer under our plans:

     o physician office visits;

     o specialist physician visits;

     o hospital room and board, prescription drugs, and inpatient ancillary services;

     o psychiatric inpatient and outpatient services;

     o diagnostic and therapeutic ambulatory services;

     o drug and alcohol addiction treatment services;

     o emergency care;

     o skilled nursing services; and

     o therapy services.

     Coverage of the health care services listed above is conditioned on medical necessity and on the conditions of coverage applicable to the member's health plan.

UNDERWRITING

     In establishing premium rates for our PPO and our HMO, we use underwriting criteria based on our accumulated actuarial data and data provided to us by a nationally recognized provider of actuarial services to evaluate anticipated health care costs, with adjustments, to the extent permitted by law, for factors such as:

     o demographic factors such as age, gender and family size;

     o claims experience; and

     o industry classification.

     Our underwriting practices are subject to review by the Insurance
Department.

UTILIZATION MANAGEMENT

     Our profitability will be influenced by our ability to manage health care costs through utilization management and the negotiation of favorable provider contracts. Our utilization management program is designed to educate, monitor and evaluate the provision and cost of medical care and services accessed through our health care plans.

     Our objective is for our members to utilize available health care resources efficiently in a way that ensures and provides for medically appropriate care, and to monitor the quality of medical services accessed through our plans. The essential elements of our utilization management program include:

     o patient education programs (both during and after treatment);

     o physician education programs (performance standards);

     o inpatient review (both during and after treatment);

     o outpatient review (both during and after treatment);

     o care management; and

     o outcomes analysis.

QUALITY MANAGEMENT

     We have developed a quality management program for the credentialing of health care providers and the continual improvement of the quality of health care services provided. Our quality management program contains various components, including the following:

     o adverse event review;

     o diagnosis review;

     o medical record review;

     o quality measurement studies;

     o complaints and grievance review;

     o credentialing/recredentialing;

     o risk management;

     o member satisfaction surveys; and

     o provider satisfaction studies.

     We also conduct annual evaluations of our quality management program to assess its overall effectiveness and to generate an annual work plan designed to outline program goals and objectives and planned projects and activities for the forthcoming year.

CLAIMS PROCESSING

     We have hired, and, as our membership base grows, will continue to hire, staff to support our claims processing operations adequately. We receive claims for reimbursement of health care expenses and direct them to the appropriate claims processor for review in accordance with our claims procedures. Claims are reviewed for both the medical appropriateness of the treatment rendered and the costs of such treatment. In the event that a claims processor finds the treatment or costs on a particular claim to be inconsistent with our claims procedures, that claim is forwarded to an internal claims review panel for further review and consideration.

     Claims that are determined by the processor to be consistent with our claims procedures are currently processed within 15 days from the date of receipt, which we believe is substantially bettter than the industry standard.

MANAGEMENT INFORMATION SYSTEMS

     We have made a substantial investment in acquiring and making operational the hardware and software comprising our management information systems, including the source code for all of our core operational functions and billing, medical management, capitation and claims payment functions. We have also acquired software used in the credentialing of providers and analyzing provider claims for possible overcharges or duplicate claims and have developed and maintain a web site at "www.ppccares.com."

INVESTMENTS

     Monies in excess of day-to-day cash requirements are invested in U.S. government securities with maturities periodically staggered over three years. We are not exposed to any material market risk with respect to investments. Monies in checking accounts are invested overnight with PNC Bank, N.A. We use PNC Bank, N.A. as our investment manager.

RISK MANAGEMENT AND REINSURANCE

     We seek to limit the risk of catastrophic losses by maintaining reinsurance coverage. Our current reinsurance arrangements cover 50% to 90% of certain hospitalization expenses, depending on whether the treating facility is a participating facility, beyond an annual deductible of $50,000 for each member covered by our HMO and $75,000 for each member covered by our PPO, up to a lifetime maximum of $2 million per member. This reinsurance coverage is also subject to certain maximum limits on daily hospital charges. Reinsurance does not legally discharge us from our primary liability to the insured for the full amount of the policy, but it does make the reinsurer liable to us to the extent of the reinsured portion of any loss that may be incurred. Our reinsurance carrier is Allianz Life Insurance Company of North America, which currently has an "A+" rating from A.M. Best. We continually evaluate our reinsurance arrangements in an effort to keep them commensurate with our growth.

     We also maintain general liability, property, employee fidelity, directors and officers, and professional liability insurance in amounts we deem prudent. We require contracting physicians, physician groups and hospitals to maintain professional liability and malpractice insurance in an amount at least equal to industry standards.

COMPETITION

     HMOs and PPOs operate in a highly competitive environment. Competition in the managed care industry has intensified in recent years, primarily due to more aggressive marketing, a proliferation of competing products from new and existing competitors and increased quality and price sensitivity. Employer groups have increasingly demanded new benefit options, including HMOs and PPOs.

     The managed care industry in Pennsylvania is characterized by vigorous competition, and is currently dominated by Aetna-US Healthcare, Independence Blue Cross, Keystone Health Plan East, Keystone Health Plan West, Keystone Health Plan Central, Highmark, Inc., Geisinger Health Plan, First Priority, Blue Cross of Northeastern Pennsylvania and HealthAmerica. There are larger, better established and financially stronger managed care organizations currently operating in each market in which we currently operate and into which we may expand our operations. Similar conditions exist in each other state into which we might also consider expanding.

     We also compete with other managed care plans that are operating, or may in the future operate, in our service area, as well as traditional indemnity insurance companies. There are numerous HMOs now operating in Pennsylvania. In addition several larger employers have adopted self-funded health benefit plans, with plan administration provided by a third party. Other managed care companies may have competitive advantages, including:

     o having greater capitalization;

     o providing a wider variety of products and services;

     o offering more attractive pricing;

     o covering a larger geographic territory or one with a higher population density;

     o having greater operating experience;

     o having longer established relationships with providers and member groups; and

     o enjoying greater market recognition.

     In addition, larger out-of-state HMOs may acquire a Pennsylvania HMO, thereby entering the Pennsylvania marketplace and commencing business without the delay of applying for an HMO or PPO license.

     The costs of competing in large metropolitan areas, such as Philadelphia and Pittsburgh, are often higher than other areas and these costs may make it prohibitive for us to enter these markets. Competition may also affect our ability to enter into provider contracts on satisfactory terms with primary care physicians, hospitals and other professionals. However, the cost of providing benefits is in many instances the controlling factor in obtaining and retaining employer groups, and certain of our competitors have set premium rates at levels below our rates for comparable plans. We anticipate that premium pricing will continue to be highly competitive.

GOVERNMENT REGULATION AND HEALTH CARE INDUSTRY REFORM

     Our ability to operate our PPO and HMO in additional areas in Pennsylvania is dependent upon our obtaining approval to do so from the Department of Health. In the case of our PPO and HMO, the Department of Health will review our provider network in the targeted area in

Pennsylvania to determine whether members will have satisfactory "reasonable access" to health care providers. However, because members may seek care outside of our PPO's provider network, the criteria used by the Department of Health in the determination of "reasonable access" for our HMO is more stringent than that applied to our PPO. The provider network for our HMO must be more extensive in the given area than that for our PPO and must contain more health care providers per member.

     In addition to the above, the laws and regulations concerning conduct of our PPO and HMO impose certain restrictions on us regarding the conduct of our business, resulting in additional burdens and costs to us. Areas of governmental regulation over our PPO and HMO include the following:

     o requirements that specific benefits or levels of benefits be offered to members, increasing the medical costs that we must bear;

     o restrictions, limitations and disclosures of financial incentives to physicians, reducing our ability to share financial risk;

     o the amount of premiums that may be charged;

     o approval of changes in service area;

     o processes to monitor and improve the quality of plan operations;

     o coverage limitations, exclusions and other elements of plan design;

     o requirements that coverage be expanded to certain dependents of members;

     o the terms of contracts with members, physicians, hospitals and other providers;

     o processes for addressing member grievances and complaints and for hearing appeals of adverse coverage decisions, potentially increasing the cost of making appropriate coverage decisions;

     o permissible investments;

     o procedures for receiving, processing and paying claims;

     o underwriting and financial arrangements; and

     o financial condition (including reserve and minimum net worth requirements).

     We are also required to file with the Insurance Department and the Department of Health quarterly and annual reports containing financial statements and other information concerning the operation of our business, and are subject to periodic audits by government regulators.

     Future changes in the regulatory environment in which we operate could increase our costs and limit profitability. Managed care insurers are the subject of a growing number of legislative and regulatory initiatives at both the state and national levels intended to protect the interests of consumers. Proposed federal and state laws and regulations that may, if enacted, be applicable to us include, but are not limited to:

     o expansion of the definition of primary care provider;

     o mandatory direct access to certain providers without a referral;

     o open enrollment;

     o granting or enlarging patient and provider grievance and appeal rights;

     o elimination of preemption under the Employee Retirement Income Security Act of 1974, known as ERISA, of state law causes of action, permitting managed care organizations to be sued for negligence, malpractice, and other torts, thus increasing risk of liability and legal expenses;

     o the addition of various mandated benefits for specific medical conditions or prevention efforts;

     o new data collection requirements by consumers for use in comparisons among HMOs;

     o more intensive medical records procedures to protect patient confidentiality;

     o amendment of the HMO licensing requirements, including recertification every two years and a 90-day public comment period;

     o limiting or eliminating an HMO's ability to determine what is medically necessary through statutory definition, binding external reviews of medical coverage decisions and/or requiring an HMO to accept the opinion of a member's physician; and

     o imposing a requirement that a managed care entity accept any provider willing to accept its payment rates and contracting terms ("any willing provider" statutes), which reduce a managed care entity's ability to control the size and quality of its provider network.

     In addition, various federal and state courts, including courts in Pennsylvania, have imposed tort liability on health plans, despite the preemption provisions of ERISA that have been held to bar such liability. These cases and future court decisions narrowing ERISA preemption could materially adversely affect our business operations.

     Examples of recently enacted legislation applicable to our operations include:

     o Pennsylvania Act No. 1998-68 named, in part, "An Act Providing Quality Health Care Accountability and Protection." This legislation will impose additional requirements that will increase the operational burdens on us and which could adversely impact our business. These additional requirements include, but are not limited to:

          o enaction of a prudent layperson standard for determining what constitutes an emergency;

          o the fact that, in the case of certain illnesses and conditions, members are entitled to "standing referrals" for specialty care without requiring visits to, and referrals from, the primary care physician;

          o in the case of certain illnesses and conditions, specialists rather than primary care physicians must coordinate the care of a member;

          o the prohibition of financial incentives for "less than appropriate care";

          o restrictions on the ability to terminate a provider from the provider network;

          o the entitlement of members being treated by a provider, upon being terminated from the provider network, to continue care by that provider for 60 days despite the termination;

          o the entitlement of new members to continue care with their previous physicians for 60 days, whether or not such physicians are in the provider network;

          o extensive mandatory disclosures to members and prospective members as a matter of course and upon request; and

          o access to pharmaceuticals not contained in the plan's formulary.

     In addition, Act No. 1998-68 imposes requirements for a consumer complaint system, a consumer and provider grievance system and for the certification of utilization review entities. On October 3, 1998, the Pennsylvania Department of Health issued a joint policy statement to provide interim guidance in these areas. Furthermore, on April 30, 1999 the Department of Health produced draft regulations to be promulgated under Act No. 1998-68. We are unable to predict if, when and in what form these regulations will ultimately be enacted.

     o Pennsylvania Act No. 1998-98 which requires health insurance plans, including those offered by HMOs and PPOs, to include coverage for certain equipment, supplies, training and education relating to the management of diabetes. Act No. 1998-98 became effective on February 13, 1999.

     o The "Women's Health and Cancer Rights Act of 1998," enacted by Congress on October 21, 1998, and requires coverage for breast reconstruction, prostheses and treatment for complications following a mastectomy. This legislation became effective immediately, applying to plan years beginning on or after October 21, 1998.

     We believe that the enactment of Act No. 1998-68, Act No. 1998-98 and the Women's Health and Cancer Rights Act of 1998, as well as other currently proposed laws and regulations, if enacted, will not have a material adverse effect on us. However, we are unable to predict (i) how existing federal or state laws and regulations may be changed or interpreted, (ii) what additional laws or regulations affecting its business may be enacted or proposed, (iii) when any of the proposed laws will be adopted or (iv) what effect any new laws and regulations will have on our business.

     The current federal anti-kickback statutes and regulations prohibit payment of any remuneration, directly or indirectly, which is intended to induce a person to refer payments or to order any goods or services for which payment may be made, in whole or in part, by Medicare or Medicaid, either as primary or secondary payor. Because we are not a federally qualified HMO, and do not otherwise contract for Medicare or Medicaid patients, we do not believe that our operations are within the scope of these laws and regulations. Should the application of these laws and regulations be extended to apply to the operations of all payors, our operations may be affected.

     The "Stark" federal anti-referral law, in general, prohibits a physician from making referrals for the furnishing of "designated health services," such as diagnostic services, hospital inpatient-outpatient services, laboratory services, etc., for which payment may be made under the Medicare or Medicaid programs, either as primary or secondary payor, to any entity with which the physician or an immediate family member has a financial interest. Again, because we do not contract for Medicare or Medicaid patients, we do not believe that our operations are within the scope of such laws.

     In the event that the opportunity arises to expand our operations into other states, and we determine that it is in our best interests to do so, the laws and regulations concerning conduct of a PPO and an HMO in those other states would also impose certain restrictions on us.

NET WORTH REQUIREMENTS

     Our PPO and HMO are each operated by our wholly-owned Pennsylvania subsidiaries formed for that purpose. Pennsylvania has passed and adopted laws and regulations governing the licensing and operation of PPOs and HMOs. These laws and regulations require that a managed care company possess an initial minimum net worth, generally calculated as the amount of an entity's assets minus its liabilities, of $1,175,000 to operate a PPO, and an additional $1,500,000 for an HMO. In practice, the Insurance Department requires higher initial net worth deposit amounts equal to one-fifteenth of our annual premium revenue for each of our PPO and HMO. These higher thresholds are not applicable to us at this stage in our development.

     We may receive dividends from our regulated subsidiaries, but generally these dividends must be approved by the Insurance Department. Neither we nor any of our subsidiaries may receive dividends from our PPO or HMO subsidiaries which, if paid, would cause a violation of statutory net worth and reserve requirements.

     In addition to the net worth requirements, the Pennsylvania managed care laws and regulations required us to deposit with the Insurance Department, before commencing the operation of our HMO, cash or securities in a minimum amount of $100,000. This deposit requirement is reviewed by the Insurance Department at least annually. If we become unable to meet the foregoing deposit and net worth requirements, or any more stringent requirements that may be imposed, our PPO and HMO licenses may be revoked.

ANTITRUST CONSIDERATIONS

     Whenever physicians or other health care providers join together to form ventures for the delivery of health care services, including activities such as those conducted by us, antitrust issues may be present. These issues primarily concern conspiracies, combinations and agreements in restraint of trade in the form of price fixing, boycotts, exclusive dealing arrangements, and concerted refusals to deal. Antitrust violations may be asserted and judicial relief may be sought by the United States Department of Justice, the Federal Trade Commission, the Pennsylvania Attorney General or private litigants. Adverse consequences that can result from legal action include the imposition of treble damages, injunctions, restrictions on the way we operate, civil or criminal fines and substantial expenses in the form of attorneys' fees and costs. To date, we believe that we are in compliance with all applicable antitrust laws.

     We carefully analyze our business activities against the applicable antitrust laws. However, such analysis is inherently fact-sensitive and based upon the comparative pro-competitive and anti-competitive effects of our proposed operations. Even with such analysis, in the litigious atmosphere surrounding health care, our operations might be challenged on the basis of antitrust violations at some time in the future. Antitrust law in this area is unsettled and future developments could require substantial changes in our method of doing business which could have a negative impact on our profitability. Moreover, if antitrust lawsuits were to be filed against us, we would be forced to incur substantial legal expenses, and, if any challenge were successful, we could suffer additional material adverse consequences.

EMPLOYEES

     As of March 19, 1999 we employed 62 people in various management or clerical positions, 60 of whom were full-time employees. We believe that our relationship with our employees is good.

     As we grow, we intend to continue to hire individuals to fill operational positions, which may include the following: sales managers, account executives, service representatives, membership services personnel, utilization review personnel, claims processors and provider relations personnel.

MANAGEMENT AGREEMENT

     During our early stages of development, we engaged Infinity Management Services, Inc., a subsidiary of Pennsylvania Medical Society Liability Insurance Company ("PMSLIC"), to provide administrative and management services to us. PMSLIC, which is majority-owned by Medical Group Holdings, Inc., writes medical professional liability insurance coverage in Pennsylvania. As we have grown, we have hired more executive and staff personnel to support our operations and, currently, we have engaged PMSLIC to provide us with only limited payroll, accounting and information systems services on an hourly fee basis.

LEGAL PROCEEDINGS

     We are not currently a party to any litigation.

PROPERTIES

     We lease 13,123 square feet of office space in Harrisburg, Pennsylvania under a lease expiring in February, 2003 and sublease an additional 2,700 square feet of office space at the same location under a sublease expiring in December, 1999. We believe that we will be able to renew our sublease or obtain other satisfactory additional office space. The lease and sublease provide for monthly aggregate rental payments of $20,442.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The table below contains certain information with respect to our executive officers and directors:

NAME                                               AGE                       POSITION
----                                               ---                       --------
Gary C. Brown, M.D...........................      49       Chairman of the Board and Director
Richard J. Minehart, M.D.....................      48       Vice Chairman of the Board and Director
Richard A. Felice............................      44       President, Chief Executive Officer and
                                                            Director
T. Clark Phillip.............................      48       Treasurer and Chief Financial Officer
Jack J. Jaroh................................      39       Vice President, Sales and Marketing
Valerie A. Harris............................      47       Vice President, Operations
Darlene Ann M. Dunay, D.O....................      41       Director
Gay D. Dunne, M.D............................      58       Director
Edward W. Gerner, M.D........................      58       Director
Larry E. Goldstein, M.D......................      51       Director
Frank H. Guinn, D.O..........................      62       Director
Leonard P. Harman, D.O.......................      55       Director
George R. Homa, D.O..........................      47       Director
Lila Stein Kroser, M.D.......................      66       Director
Alice McCormick, D.O.........................      52       Director
John J. Nevulis, M.D.........................      48       Director
Mark A. Piasio, M.D..........................      43       Director
James G. Pitcavage, M.D......................      65       Director
Robert S. Pyatt, Jr., M.D....................      48       Director
Saad Sakkal, M.D.............................      51       Director
Jay H. Shah, M.D.............................      54       Director
Milton D. Soiferman, J.D., D.O...............      56       Director
Jay Anthony Townsend, M.D....................      63       Director

     Our Board of Directors is divided into three classes serving staggered three-year terms. Currently, the terms of Mr. Felice and Drs. Brown, Dunay, Gerner, Kroser, McCormick and Shah expire in 1999; those of Drs. Goldstein, Guinn, Minehart, Nevulis, Sakkal and Townsend, in 2000; and those of Drs. Dunne, Harman, Homa, Piasio, Pitcavage, Pyatt and Soiferman in, 2001. PPHP's Bylaws provide that, effective October 3, 1998, at least two-thirds of the directors must be actively practicing medical doctors or doctors of osteopathy.

     Gary C. Brown, M.D., M.B.A. Dr. Brown has served as a Director since February, 1995. Dr. Brown is a Professor of Ophthalmology at Thomas Jefferson University School of Medicine and has conducted a medical practice in ophthalmology in the Philadelphia area since 1976. Dr. Brown, a Board-certified ophthalmologist, is the Director of the Retinal Vascular Unit at Wills Eye Hospital and an instructor at the American Academy of Ophthalmology. He is also a Director of Philadelphia Medical Press. Dr. Brown served as President of PPHP from March, 1995 to November, 1996. He is also a member of our company's Executive Committee.

     Richard J. Minehart, M.D. Dr. Minehart has served as a Director since February, 1995. Dr. Minehart has conducted a medical practice in General Surgery since 1983. From June, 1996 to June, 1998, Dr. Minehart was presently the Chairman of the Medical Executive Committee and President of the Medical Staff at North Penn Hospital. Dr. Minehart served as our Treasurer from March, 1995 to November, 1996. He is also a member of our company's Executive Committee.

     Richard A. Felice Mr. Felice has been President and Chief Executive Officer since September, 1996 and a Director since January, 1999. From July, 1994 to August, 1996 he was President of Doctors Health Plan, a Durham, North Carolina HMO. From January, 1993 to July, 1994 he was Senior Vice President of Wellmark Healthcare Services, Inc., Wellesley, Massachusetts. From 1985 to 1993, he served as Sales Manager and Regional Vice President of U.S. Healthcare in Blue Bell, Pennsylvania and Waltham, Massachusetts.

     T. Clark Phillip Mr. Phillip has been our Treasurer and Chief Financial Officer since November, 1996. From February, 1995 until assuming his present position he was Treasurer and Chief Financial Officer of Doctors Health Plan, Inc. From November, 1986 until February, 1995, he was Vice President of Finance and Operations of HMO Rhode Island, Inc.

     Jack J. Jaroh Mr. Jaroh has been our Vice President, Sales and Marketing since March, 1997. From June, 1995 until assuming his present position he was Executive Vice President, External Affairs of Health Power HMO of Columbus, Ohio. From June, 1994 to June, 1995 Mr. Jaroh was Vice President, Sales and Marketing of First Option Health Plan of Red Bank, New Jersey. From June, 1989 to June, 1994 he was Vice President, Sales and Marketing of Keystone Health Plan Central, Harrisburg, Pennsylvania.

     Valerie A. Harris Ms. Harris has been employed by us since May, 1997, first as Vice President, Network Development and then, since March, 1998, as Vice President, Operations. From August, 1996 to May, 1997 Ms. Harris was a Managed Care Consultant with Insource Management Group. From August, 1994 to August, 1996 she was Vice President, Health Services for Doctors Health Plan, Inc. From July, 1991 to August, 1994 Ms. Harris held several positions with CIGNA, the last being Manager, Provider Relations in the Carolinas.

     Darlene Ann M. Dunay, D.O. Dr. Dunay has served as a Director since April, 1995. Since 1987 Dr. Dunay has maintained a solo general practice in Old Forge, Pennsylvania specializing in primary care. She is a diplomate of the National Board of Medical Examiners and is Board-certified in family medical practice.

     Gay D. Dunne, M.D. Dr. Dunne has served as a Director since June, 1995. Dr. Dunne has conducted a medical practice in dermatology since 1976 and is a Board-certified dermatologist. Dr. Dunne is a member of the Executive Committee of the Pennsylvania Academy of Dermatology and the Membership and Manpower Committees of the American Academy of Dermatology.

     Edward W. Gerner, M.D. Dr. Gerner has served as a Director since February, 1995. Dr. Gerner has conducted a medical practice in ophthalmology and neuro-ophthalmology in Philadelphia, Pennsylvania since 1976. He is a Clinical Associate Professor for the Departments of Ophthalmology and Neurology at Thomas Jefferson University School of Medicine and Board-certified in Neurology and Ophthalmology. He is also a member of our company's Executive Committee.

     Larry E. Goldstein, M.D., M.B.A. Dr. Goldstein has served as a Director since February, 1995. Dr. Goldstein has conducted a medical practice in urology since 1978. He practices in Philadelphia, Pennsylvania and Turnersville, New Jersey. Dr. Goldstein is a Board-certified urologist and a Fellow of the American College of Surgeons. He is an instructor in urology at Thomas Jefferson University School of Medicine and serves on the Board of Directors of the Keystone Kidney Lithotripsy Center. Dr. Goldstein served as Secretary of our company from March, 1995 to November, 1996. He is also a member of our company's Executive Committee.

     Frank H. Guinn, D.O. Dr. Guinn has served as a Director since February, 1995. Dr. Guinn has conducted an internal medical practice in Philadelphia, Pennsylvania since 1980. He is the Corporate Medical Director of Green Acres System, a nursing home.

     Leonard P. Harman, D.O. Dr. Harman has served as a Director since March, 1995. Dr. Harman has conducted a family medical practice in Philadelphia, Pennsylvania since 1974. He is Board-certified in family practice by the American Osteopathic Board of General Practice. He is also a member of our company's Executive Committee.

     George R. Homa, D.O. Dr. Homa has served as a Director since February, 1995. Dr. Homa has conducted a family medical practice in Bridgeport, Pennsylvania since 1979. He is Board-certified by the American College of Osteopathic General Practitioners and the American Board of Quality Assurance and Utilization Review Physicians.

     Lila Stein Kroser, M.D. Dr. Kroser has served as a Director since July, 1996. Dr. Kroser has conducted a family medical practice in Philadelphia, Pennsylvania since 1960. She is a Clinical Assistant Professor at MCP/Hahnemann School of Medicine. Dr. Kroser is the President of Medical Women's International Association and has been elected the President of the Philadelphia County Medical Society, effective June 1999. She is a member of the Commission on Quality and Scope of Practice of the American Academy of Family Physicians and the Council on Policy and Governmental Affairs of the Pennsylvania Medical Society.

     Alice McCormick, D.O. Dr. McCormick has served as a Director since April, 1995. Dr. McCormick has been practicing medicine since 1980. She has maintained a practice in internal medicine in Greentown, Pennsylvania since July, 1995. She is a diplomate of the National Board of Medical Examiners.

     John J. Nevulis, M.D. Dr. Nevulis has served as a Director since February, 1995. Dr. Nevulis has conducted a medical practice in orthopaedic surgery in the Philadelphia area since 1977. He is also President of the Pennsylvania Orthopedic Network, an independent practice association of orthopaedists. He is a Board-certified orthopaedic surgeon and a Fellow of the American Academy of Orthopaedic Surgeons. Dr. Nevulis served as Executive Vice President of our company from March, 1995 to November, 1996. He is also a member of our company's Executive Committee.

     Mark A. Piasio, M.D. Dr. Piasio has served as a Director since March, 1995. Dr. Piasio has been an orthopaedic surgeon since 1989. He is a diplomate of the American Board of Orthopaedic Surgery and the National Board of Medical Examiners and is a fellow of the American Academy of Orthopaedic Surgery and the American College of Surgeons. He is the President of the Clearfield County Medical Society. He is also a member of our company's Executive Committee.

     James G. Pitcavage, M.D. Dr. Pitcavage has served as a Director since June, 1995. Dr. Pitcavage has conducted a medical practice in pediatrics since 1965. Dr. Pitcavage is Past Chairman of Children's Health Network (a PHO involving Children's Hospital of Pittsburgh and community physicians). He is also Clinical Associate Professor in the Department of Pediatrics for the University of Pittsburgh School of Medicine.

     Robert S. Pyatt, Jr., M.D. Dr. Pyatt has served as a Director since February, 1995. Dr. Pyatt has conducted a medical practice in radiology since 1982. Since January, 1982 he has served as Medical Director of Chambersburg Imaging Associates. Since January, 1996 he has also served as part-time Medical Director of Cumberland Valley Health Network, a physician-hospital organization. He is a Board-certified radiologist and Fellow of the American College of Radiology. He has been Medical Director of the Radiology Department of Chambersburg Hospital since 1982. Dr. Pyatt is also Clinical Professor of Radiology at the George Washington University School of Medicine, Washington D.C.

     Saad Sakkal, M.D. Dr. Sakkal has served as a Director since March, 1995. Dr. Sakkal has been the Medical Director of the Metabolic Care Center of Greenville since 1981 and of the Regional Diabetes Center in Greenville, Pennsylvania since 1991. He is Board-certified in Medicine, Endocrinology and Metabolism, and Geriatric Medicine. From 1993 until 1997, Dr. Sakkal was Secretary-Treasurer of Physicians Independent Practice Association of Mercer County.

     Jay H. Shah, M.D. Dr. Shah has served as a Director since February, 1995. Dr. Shah has maintained a family medical practice in Richboro, Pennsylvania since 1979. Dr. Shah is certified by the American Board of Family Practice and by the American Board of Quality Assurance and Utilization Review Physicians. Dr. Shah served as Vice President-Medical Affairs of PPHP from April, 1995 to November, 1996. He is also a member of our company's Executive Committee.

     Milton D. Soiferman, J.D., D.O. Dr. Soiferman has served as a Director since February, 1995. Dr. Soiferman has conducted a medical practice in Philadelphia, Pennsylvania since 1979. He is certified in family practice by the American Osteopathic Board of Family Practice. Dr. Soiferman is a Fellow of the American College of Legal Medicine and a diplomate of the American Academy of Pain Management. He is also a member of our company's Executive Committee.

     Jay Anthony Townsend, M.D. Dr. Townsend has served as a Director since June, 1995. Dr. Townsend has maintained a family practice in Newville, Pennsylvania since 1972. He is the President of Graham Medical Clinic, P.C. From 1992 to 1997 Dr. Townsend was the President of Carlisle Healthcare Alternatives, Inc., a physician hospital organization.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Richard A. Felice, our President and Chief Executive Officer, and our other most highly compensated executive officers whose salary and bonus exceeded $100,000 in the most recent fiscal year, for services rendered in all capacities to us in the years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL COMPENSATION
                                                  -----------------------------------------------------------------
                                                                                        OTHER
                                                                                        ANNUAL          ALL OTHER
                                                            SALARY       BONUS       COMPENSATION      COMPENSATION
NAME AND PRINCIPAL POSITION                       YEAR        ($)         ($)            ($)               ($)
---------------------------                       ----      -------      ------      ------------      ------------
Richard A. Felice ..........................      1998      239,612      35,250             --            7,016(2)
President and Chief Executive Officer (1)         1997      211,397          --         39,682(3)         3,048(2)
                                                  1996       66,667      35,000         44,751(3)            --

Jack J. Jaroh ..............................      1998      143,328      27,738(5)          --            6,325(6)
Vice President, Sales and Marketing (4)           1997      110,833      21,068(5)      92,845(7)         2,224(6)
                                                  1996           --          --             --               --

T. Clark Phillip ...........................      1998      126,823      18,750             --            5,288(9)
Treasurer and Chief Financial Officer (8)         1997      107,292      15,000             --            1,464(9)
                                                  1996       29,167      10,000          7,992(10)           --

Valerie A. Harris ..........................      1998      117,276       3,250             --            5,922(12)
Vice President, Operations (11)                   1997       61,654      10,000         10,891(13)        1,402(12)
                                                  1996           --          --             --               --

------------------
 (1) Mr. Felice became our President and Chief Executive Officer in September, 1996.
 (2) Includes matching contributions by us of $5,000 and $1,200 in 1998 and 1997, respectively, to our savings plan and insurance premiums paid by us in the amounts of $2,016 and $1,848 in 1998 and 1997, respectively, for term life insurance for the benefit of Mr. Felice.
 (3) Includes reimbursement of moving expenses of $34,182 and $39,751 in 1997 and 1996, respectively.
 (4) Mr. Jaroh became our Vice President, Sales and Marketing, in March, 1997.
 (5) Includes sales commissions of $18,288 and $1,068 in 1998 and 1997, respectively.
 (6) Includes matching contributions by us of $5,000 and $1,120 in 1998 and 1997, respectively, to our savings plan and insurance premiums paid by us in the amounts of $1,325 and $1,104 in 1998 and 1997, respectively, for term life insurance for the benefit of Mr. Jaroh.
 (7) Includes reimbursement of moving expenses of $88,345.
 (8) Mr. Phillip became our Treasurer and Chief Financial Officer in November, 1996.
 (9) Includes matching contributions by us of $5,000 and $1,200 in 1998 and 1997, respectively, to our savings plan and insurance premiums paid by us in the amounts of $288 and $264 in 1998 and 1997, respectively, for term life insurance for the benefit of Mr. Phillip.
(10) Consists of reimbursement of moving expenses.
(11) Ms. Harris became our Vice President, Operations, in March, 1998.
(12) Includes matching contributions by us of $5,000 and $788 in 1998 and 1997, respectively, to our savings plan and insurance premiums paid by us in the amounts of $922 and $614 in 1998 and 1997, respectively, for term life insurance for the benefit of Ms. Harris.
(13) Consists of reimbursement of moving expenses.

STOCK OPTION PLAN

     At a Special Meeting of our shareholders held on January 9, 1999, our shareholders approved the adoption of the Pennsylvania Physician Healthcare Plan, Inc. Stock Option Plan. The Stock Option Plan provides for the grant to our officers and full-time employees of options to the purchase of up to an aggregate of 200,000 shares of common stock. Options may be either "incentive options" within the meaning of Section 422 of the Internal Revenue Code, non-qualified options or a combination of incentive and non-qualified options. Options granted under the Stock Option Plan may expire no later than ten years from the date of grant. The Board of Directors has the authority to determine those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased and the option price.

     On April 30, 1999 the Board of Directors authorized grants under the Stock Option Plan of options to purchase 15,000 shares of common stock to each of Messrs. Felice, Phillip and Jaroh and Ms. Harris. In addition, all of our other employees received options in amounts commensurate with their responsibilities. The options vest in equal increments over a three year period from the date of grant, expire ten years from the date of grant and carry an exercise price of $20 per share.

DIRECTORS' COMPENSATION

     Each of our directors is entitled to reimbursement for all reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and committees thereof. Directors do not receive separate cash consideration for their services in that capacity although, on April 30, 1999, the Board of Directors adopted a plan to award options to purchase common stock to members of the Board. Pursuant to the plan, each director receives options to purchase 125 shares of common stock for each Board and committee meeting attended, beginning with the April 30, 1999 Board meeting, up to a maximum of 1,000 options each calendar year. The exercise price of all options granted to directors will be the fair market value of our common stock at the time of grant, as determined by the Board. The Board fixed the exercise price of the options granted on April 30, 1999 at $20 per share.

EMPLOYMENT AGREEMENTS

     Mr. Felice is employed under an agreement with Pennsylvania Physicians Care Service Corp., our wholly-owned subsidiary, dated as of September 3, 1996. The agreement originally provided Mr. Felice with an annual salary of $200,000 and an annual bonus of 15% of his annual salary based on mutually agreed performance criteria, which was guaranteed and paid in advance in the first year. The agreement provided for reimbursement of moving expenses when they were incurred as well as certain other fringe benefits. Mr. Felice also received a $5,000 signing bonus. The agreement was amended September 2, 1997 to increase Mr. Felice's annual salary to $235,000, subject to adjustment, and to provide for an annual bonus of up to 20% of his annual salary, based on mutually agreed performance criteria. The agreement is subject to automatic renewal for additional periods of one year each, unless terminated by either party at least 60 days prior to the end of the then-current term. Mr. Felice is entitled to a $200,000 payment if we fail to renew the agreement during its first five years or terminate the agreement prior to the end of any renewal term, for other than good and sufficient cause. Additionally, in the event our management is restructured during the five year period so that Mr. Felice is no longer Chief Executive Officer, or such that he does he does not accept the position upon being offered it, he has the right to terminate the agreement and receive a severance payment of $400,000. Under the agreement Mr. Felice may not, for a period of one year after termination, regardless of the cause of termination, compete with us in any geographic area in which we are then doing business, are licensed, or have a license application pending with any state agency.

     Mr. Jaroh is employed under an agreement with Pennsylvania Physicians Care Service Corp. dated as of February 28, 1997. The agreement provides for an annual salary of $140,000, subject to adjustment, plus commissions equal to $2.00 per member for each member enrolled in our health care plans, other than members enrolled pursuant to self-insured employer agreements or arrangements. Mr. Jaroh is eligible for an annual bonus of up to 15% of his annual salary, based on mutually agreed performance criteria. The agreement provided for reimbursement of his moving expenses when they are incurred, as well as certain other fringe benefits. Mr. Jaroh also received a $20,000 signing bonus. The agreement is subject to automatic renewal for additional periods of one year, unless terminated by either party at least 60 days prior to the end of the then-current term. Mr. Jaroh is entitled to $140,000, payable over 12 months, if we terminate the agreement within the first two years for other than good and sufficient cause. After the first two years, Mr. Jaroh is entitled to an amount equal to one half of his then annual salary, payable over six months, if we terminate the agreement prior to the end of any renewal term for other than good and sufficient cause. Under the agreement, Mr. Jaroh may not, for a period of one year after termination, if such termination is for good and sufficient cause or due to his disability, compete with us in any geographic area in which we are then doing business, are licensed, or have a license application pending with any state agency. If Mr. Jaroh is terminated for other than good and sufficient cause, the non-compete period only extends for the period of time for which Mr. Jaroh is receiving payments from us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We do not have a Compensation Committee of its Board of Directors. All directors present participate in deliberations of our Board of Directors concerning executive officer compensation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of common stock and the percentage of all of our outstanding shares of common stock beneficially owned as of April 30, 1999 by (1) each of our directors, (2) our Chief Executive Officer and the other three individuals named in the Summary Compensation Table and (3) all of our directors and executive officers as a group. As of April 30, 1999, no person or entity beneficially owned more than 5% of our common stock. The following table assumes the conversion of all of our outstanding Class A voting common stock and Class B non-voting common stock by the holders thereof into shares of common stock at the applicable conversion rates pursuant to the terms of the recapitalization. See "The Recapitalization." Each individual named below has an address in care of our principal executive offices. Prior to October 3, 1998, employees who were not also practicing physicians were prohibited from owning our shares.

                                                                     SHARES OF COMMON STOCK
                                                                     BENEFICIALLY OWNED(1)
                                                                --------------------------------
NAME OF BENEFICIAL OWNER                                        NUMBER OF SHARES      PERCENTAGE
------------------------                                        ----------------      ----------
Gary C. Brown, M.D........................................            2,600(2)            *
Darlene Ann M. Dunay, D.O.................................              400               *
Gay D. Dunne, M.D.........................................              400               *
Edward W. Gerner, M.D.....................................              700               *
Larry E. Goldstein, M.D...................................              700               *
Frank H. Guinn, D.O.......................................              400               *
Leonard P. Harman, D.O....................................              400               *
George R. Homa, D.O.......................................              400               *
Lila Stein Kroser, M.D....................................              800(3)            *
Alice McCormick, D.O......................................              400               *
Richard J. Minehart, M.D..................................              400               *
John J. Nevulis, M.D......................................            1,000               *
Mark A. Piasio, M.D.......................................            1,600               *
James G. Pitcavage, M.D...................................              400               *
Robert S. Pyatt, Jr., M.D.................................            1,600(4)            *
Saad Sakkal, M.D..........................................              400               *
Jay H. Shah, M.D..........................................            1,400(5)            *
Milton D. Soiferman, J.D., D.O............................              700               *
Jay Anthony Townsend, M.D.................................              400               *
Richard A. Felice.........................................               --(6)            *
T. Clark Phillip..........................................               --(6)            *
Jack J. Jaroh.............................................               --(6)            *
Valerie A. Harris.........................................               --(6)            *
All Directors and Executive Officers as a group (23
  Persons)................................................           15,100               *

------------------
(1) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition of, a security). Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to have beneficial ownership of any security that such person has a right to acquire within 60 days pursuant to the exercise of options or warrants.
(2) Includes 1,300 shares of common stock held by Dr. Brown's spouse.
(3) Includes 400 shares of common stock held by Dr. Kroser's spouse.
(4) Includes 400 shares of common stock held by a pension and profit sharing plan with respect to which Dr. Pyatt acts as co-trustee.
(5) Includes 500 shares of common stock held by Dr. Shah's spouse.
(6) Owns options to purchase 15,000 shares of common stock, granted April 30, 1999, which vest in equal annual increments over a three-year period from the date of grant.
 * Less than 1%

                              THE RECAPITALIZATION

     At a Special Meeting of Shareholders held on January 9, 1999, the holders of the Class A voting common stock and Class B non-voting common stock approved a plan of recapitalization and amended and restated articles of incorporation. The plan of recapitalization changed the voting rights of the Class A shares, created new classes of both common and preferred stock, provided for the conversion of the outstanding Class A shares and Class B shares to shares of the new class of common stock and simplified our capitalization by eliminating the Class C common stock and Class D common stock, no shares of which were outstanding.

     The rights of Class A shares were modified to provide that, upon the issuance of any shares of common stock, holders of Class A shares shall be entitled to cast 400 votes for each share of Class A voting common stock held on all matters presented to the shareholders for a vote. The holders of Class A shares previously had only one vote per person regardless of the number of shares held. The purpose of this modification was to simplify the voting rights of the Class A shares. The recapitalization did not provide for any change in the voting rights of the Class B shares, which are non-voting except where required by law.

     The Class A shares and Class B shares were made convertible, at the election of the holder, into shares of a new class of common stock on or after January 11, 1999. All shares not converted sooner will be automatically converted on January 1, 2000. The conversion ratio is 400 shares of common stock for each Class A share and 100 shares of common stock for each Class B share. The conversion ratio is subject to certain adjustments in the event of a stock split or stock dividend, distribution or other transaction affecting the common stock prior to conversion. All Class A and Class B shares will also automatically convert to shares of common stock on the day before the occurrence of any of the following events: (i) a reclassification or change of the outstanding common stock (except a stock split or a combination of shares); (ii) a consolidation or merger of our company (except a merger in which we survive without a reclassification or change of our common stock, except for a split or combination of shares); or (iii) the sale or conveyance (except if the sale or conveyance is for cash followed by the immediate distribution of such cash to our shareholders) to another corporation of all or substantially all of our property. Holders of Class A shares and Class B shares who elect to convert their shares must convert all of their Class A shares or Class B shares to common stock.

     After the conversion of the Class A shares and Class B shares, our only outstanding class of shares of stock will be common stock.

                            DESCRIPTION OF THE UNITS

     Each unit consists of one share of common stock and one warrant to purchase one share of common stock. The securities comprising the units are not detachable from one another and, prior to the exercise of the warrants, are transferable only together. The units are subject to the same restrictions on transfer as our common stock. For a discussion of the terms of the common stock and the warrants, see "Description of Common Stock" and "Description of the Warrants."

                          DESCRIPTION OF COMMON STOCK

     For a discussion of the terms of our Class A voting common stock and Class B non-voting common stock, see "The Recapitalization." As of May 1, 1999 there were 4,087 shares of Class A voting common stock outstanding, owned of record by 3,968 shareholders, and 1,074 shares of Class B non-voting common stock outstanding, owned of record by 356 shareholders.

     No later than January 1, 2000, and assuming no event occurs which would have the effect of changing the conversion ratio for the Class A shares or Class B shares, we will issue 1,634,800 shares of common stock to holders of Class A shares in exchange for their Class A shares and 107,400 shares of common stock to holders of Class B shares in exchange for their Class B shares. In addition, we are offering up to 2,000,000 shares of common stock in this offering. We also expect to issue shares of common stock to the extent that the warrants are exercised. We expect to continue to issue options for the purchase of shares of common stock to our employees under the terms of the stock option plan and have 101,700 shares of common stock reserved for this purpose. We also expect to issue non-qualified options to our directors and may also issue these options to consultants or others. All outstanding shares of common stock are fully paid and non-assessable.

COMMON STOCK

     We are authorized to issue 20,000,000 shares of common stock, par value $.01 per share. All shares of common stock have the same rights, privileges and preferences, including voting, dividend and liquidation rights. Holders of shares of common stock are entitled to one vote per share, but only if the holder meets the shareholder eligibility requirements (described below) under our Amended and Restated Articles of Incorporation. Holders of common stock have no preemptive rights. Except as otherwise provided by law, the holders of common stock and the holders of Class A shares (until converted) vote as a class. The holders of common stock have non-cumulative voting rights, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors. Currently, no persons own more than 0.2% of the issued and outstanding common stock (after taking account of the conversion of all the Class A and Class B shares).

     Holders of common stock are entitled to such dividends as may be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of the common stock are entitled, after payment or provision for payment of our debts or other liabilities, and subject to the prior rights of holders of any shares of preferred stock which may then be outstanding, to share ratably in our remaining net assets.

     The Board of Directors is divided into three classes serving staggered three-year terms.

     The transfer agent and registrar for the common stock is StockTrans, Inc.

SHAREHOLDER ELIGIBILITY REQUIREMENTS; STOCK TRANSFER RESTRICTIONS

     Shares of common stock may not be transferred until January 1, 2000 except in limited circumstances arising by operation of law, such as, a shareholder's death, bankruptcy or insolvency. On and after January 1, 2000, holders of common stock will be permitted to transfer their shares of common stock only to persons who meet the shareholder eligibility requirements discussed below and to no other persons, except for gifts or in limited circumstances arising by operation of law.

     Our Amended and Restated Articles of Incorporation restrict share ownership to:

     o a "health professional" licensed in Pennsylvania or elsewhere;

     o a retired, but formerly licensed, "health professional";

     o a professional corporation (or other legally constituted professional practice group) of "health professionals";

     o an individual retirement account or other retirement plan established by a person eligible to be a shareholder or in which such person is a participant;

     o an employee or former employee of our company; or

     o a person or entity registered as a broker or dealer under Section 15 of the Securities Exchange Act of 1934 who or which is engaged in making a market in the common stock.

     The term "health professional" means and includes physicians, podiatrists, dentists, oral surgeons, optometrists, pharmacists, chiropractors, nurses, nurse practitioners, physical or occupational therapists, physicians' assistants and other similar licensed professional health care providers. Any person not meeting the eligibility requirements set forth above may not purchase shares of common stock in the offering. Further, if a proposed transferee of shares of common stock does not fall within the definition of an eligible shareholder under our amended and restated articles of incorporation, we will not permit the transfer to be effected on our books. Consequently, the transferee will have no right to vote the shares of common stock and will not be able to receive dividends declared on the shares of common stock directly from us.

RESTRICTIONS ON OUR SALE

     Our bylaws require the affirmative vote of 90% of the votes cast by all shareholders entitled to vote in order to approve an acquisition of all or substantially all of our business and assets by a third party through a merger, sale or other disposition transaction. This is a much more stringent requirement than is imposed by Pennsylvania law (the simple majority requirement at a duly convened meeting at which a quorum is present). This provision of the bylaws, which can only be amended by a similar vote of shareholders, is intended to and can be expected to have the effect of limiting our ability to enter into any sale of assets, merger or other combination with any other entity.

PREFERRED STOCK

     We are authorized to issue 2,000,000 shares of preferred stock with a par value of $.01 per share. The preferred stock may be issued in one or more classes and in one or more series within a class. The dividend, conversion, voting, redemption and liquidation rights and all other rights, preferences, qualifications and restrictions pertaining to each class or series of preferred stock will be determined by the Board of Directors by resolution at the time of issuance of the shares of any class or series. We have no present plans to issue any shares of our preferred stock.

                          DESCRIPTION OF THE WARRANTS

     The following is a summary of certain provisions of the warrants that comprise part of the units. This summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrants. In the event that our existing shareholders, our employees and certain persons who contributed towards the costs of our initial feasibility study were to subscribe to the entire offering of units, the maximum number of additional shares of common stock that we could issue upon exercise of all of the warrants would be 250,000 (subject to adjustment upon the occurrence of certain anti-dilution events). A copy of the form of warrant has been filed as an exhibit to the Registration Statement of which this prospectus is a part. See "Where You May Find More Information."

EXERCISE PRICE AND TERMS

     Each warrant entitles the registered holder thereof to purchase one share of common stock at a price of $20 per share, subject to adjustment in accordance with the provisions referred to below, at any time between January 1, 2002 and December 31, 2002, at which time the warrants will become wholly void and unexercisable. The holder of any warrant may exercise the warrant by surrendering the certificate representing the warrant to us, with the subscription form thereon properly completed and executed, together with the payment of the exercise price. The warrants are exercisable only in full, and not in part. No fractional shares of common stock will be issued upon exercise of the warrants.

     During the period that the warrants are exercisable, we will in good faith use our best efforts to make all necessary filings under the Securities Act, and to take appropriate action under federal law and the securities laws of those states where the units were initially offered, to permit the issuance of the shares of common stock issuable upon exercise of the warrants. However, there can be no assurance that we will be able to take such action, and the failure to do so may cause the exercise of the warrants or the resale or other disposition of the shares of common stock issued upon such exercise to become unlawful. In addition, in the event a purchaser of units in this offering relocates to a state in which the units were not initially offered, or in the event that a purchaser of warrants in the open market resides in a state in which the units were not initially offered, the exercise of the warrants or the resale or other disposition of the shares of common stock issued upon such exercise by such holders may be unlawful.

REDEMPTION

     The warrants are not subject to redemption.

ADJUSTMENTS

     The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events. These events include stock dividends, stock splits, consolidation or merger of our company with or into another entity, our company engaging in any other corporate reorganization where we are the surviving entity, or any distribution of our assets to our shareholders in partial liquidation. The adjustment would be intended to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that could be purchased upon the exercise of the warrant. The Board of Directors may accelerate the exercisability of the warrants upon the occurrence of any of the foregoing events.

     In the event that at any time prior to January 1, 2002 our company consolidates or merges with another entity or engages in any other corporate reorganization where we are not the surviving entity, or sells all or substantially all of its assets or otherwise completely liquidates, we will give each holder of warrants written notice of the event, whereupon, unless otherwise provided in the plan with respect to any of the foregoing events, the warrants will immediately become exercisable for a period of 30 days from the date of our notice. If not exercised within this 30 day period, the warrants will terminate.

TRANSFER, EXCHANGE, EXERCISE

     The warrants are not detachable from the units. Prior to their exercise, the warrants are transferable only together with the shares of common stock included in the units. Once exercised, the shares of common stock issued upon exercise of the warrants are subject to certain restrictions on transfer. See "Description of Common Stock -- Shareholder Eligibility Requirements; Stock Transfer Restrictions."

MODIFICATION OF WARRANTS

     No modifications can be made to the warrants without our consent and the consent of holders of 66 2/3% of the warrants then outstanding.

                                   DIVIDEND POLICY

     We have not paid any dividends to date and do not expect to do so for the foreseeable future. The Board of Directors has the authority to determine when a dividend should be paid on shares of common stock and how much the dividend should be. In making this decision the Board will consider our earnings, capital needs and financial condition. It will also take account any restrictions on our ability to pay dividends contained in any loan agreement, indenture, mortgage or other financing document binding on us as well as capital requirements or other regulatory provisions imposed by statute or the regulations or procedures of the Department of Insurance. Presently, the Board of Directors intends to retain all earnings, if any, and use them to meet our operating and capital needs.

                        SHARES ELIGIBLE FOR FUTURE SALE

     If a market for the common stock develops, the market price of the common stock could be adversely affected by the sale of substantial amounts of common stock by the current holders following this offering.

     Upon completion of this offering and assuming all of the units and shares of common stock being offered are sold and upon conversion of all of the outstanding shares of Class A voting common stock and Class B non-voting common stock into shares of common stock (but not the exercise of the warrants being offered in this offering or any options granted to our officers or directors, none of which options are presently exercisable), we will have 3,742,200 shares of common stock outstanding. Subject to the restrictions on transfer discussed under "Description of Common Stock -- Common Stock -- Shareholder Eligibility Requirements; Stock Transfer Restrictions" and the development of a market, if any, for the shares of common stock, all of these shares of common stock will be tradable without further registration under the Securities Act, except that any shares of common stock purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act, described below.

     The shares of common stock purchased by affiliates are deemed "restricted securities" under Rule 144. Under Rule 144, a person (or persons whose sales of shares of common stock must be aggregated) who has beneficially owned restricted securities for at least one year, including a person who may be deemed our affiliate, is entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 37,422 shares of common stock after giving effect to the offering and the conversion of the Class A shares and Class B shares) or the average weekly reported trading volume of the common stock during the four calendar weeks preceding such sale. Effectively, this means that all shares of common outstanding prior to the offering may be sold freely. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about us. However, under Rule 144(k) of the Securities Act, a person who has not been an affiliate of ours at any time within the 90 days preceding a sale, and who has beneficially owned shares of common stock for at least two years, would be entitled to sell such shares of common stock immediately following the offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act, but subject to the shareholder eligibility requirements.

     Shares of common stock issued upon exercise of the warrants are also subject to the same shareholder eligibility requirements. We intend to maintain a current registration statement covering such shares of common stock during the period that the warrants are exercisable and thereby allow a warrant holder who is not an affiliate of ours to freely trade the shares of common stock upon exercise of the warrants, subject only to the restrictions on share ownership contained in our articles of incorporation and bylaws. If, for any reason, we fail to maintain a currently effective registration statement with respect to the shares of common stock issuable upon the exercise of the warrants, then holders of shares of common stock purchased upon exercise of a warrant may generally only sell them in compliance with Rule 144, as discussed above.

                           THE OFFERING; HOW TO SUBSCRIBE

HOPPER SOLIDAY

     We have engaged Hopper Soliday, a division of Tucker Anthony Incorporated ("Hopper Soliday") as our financial advisor in connection with this offering and will pay Hopper Soliday certain fees. See "Plan of Distribution." Hopper Soliday has agreed to exercise its best efforts to assist us to solicit orders for units and shares of common stock in this offering. However, Hopper Soliday is not obligated to, and will not, take or purchase any units or shares of common stock in this offering. We have agreed to indemnify Hopper Soliday and its officers, directors and other affiliates for reasonable costs and expenses (including legal fees) incurred in connection with certain claims or liabilities that may arise in connection with this offering, regardless of whether this offering is consummated.

     The units and shares of common stock will be offered principally through seminars we conduct, by the distribution of this document and through activities conducted at a Stock Information Center maintained at Hopper Soliday. See "Plan of Distribution." The Stock Information Center is expected to operate during our normal business hours throughout this offering. A registered representative employed by Hopper Soliday will be working at, and supervising the operation of, the Stock Information Center. Hopper Soliday will assist us in responding to questions regarding this offering and processing order forms. Our personnel will be present in the Stock Information Center to assist Hopper Soliday with clerical matters and to answer questions related solely to our business.

USE OF ORDER FORM

     Based on your eligibility, you may order units and/or shares of common stock by executing and delivering to us, by mail or in person, the order form we have provided to you. You must deliver the order form to us on or prior to 12:00 p.m. (noon), Eastern Time, on or before November 13, 1999, unless we extend the offering. The order form must be accompanied by full payment of the purchase price for all units and/or shares of common stock for which you are subscribing. You should retain a copy of the completed order form for your records. If you have not received an order form, contact the Stock Information Center at Hopper Soliday, at (800) _________.

     In the event the order form is (i) not received, (ii) defectively completed or executed or (iii) not accompanied by the full required payment for the units and/or shares of common stock subscribed for, we may, but will not be required to, waive any irregularity on any order form or require the submission of a corrected order form or the remittance of full payment for units and/or shares of common stock by such date as we may otherwise specify. The waiver of any irregularity in no way obligates us to waive any other irregularity. Waivers will be considered on a case-by-case basis.

PAYMENT FOR UNITS AND/OR SHARES OF COMMON STOCK

     For subscriptions to be valid, payment for all units and/or shares of common stock subscribed for, computed on the basis of the offering price, must accompany all properly completed order forms submitted on or prior to the expiration date of the offering. Certain persons in late 1995 and early 1996 contributed a minimum of $500 each toward the costs of our initial feasibility study prior to the organization of our company. They received no stock, options or anything else of value in return for their contributions. We have identified those persons and have decided to offer each a credit towards the purchase of units in an amount equal to their respective contributions. At the time, 3,604 persons contributed an aggregate of $311,675 for that purpose. Payment may be made (i) in cash delivered in person to us, (ii) by check or money order drawn to the order of Pennsylvania Physician Healthcare Plan, Inc. or (iii) by wire transfer of funds to our account at ___________, account number __________, ABA number _______________.

SUBSCRIPTIONS ARE IRREVOCABLE

     Following acceptance by us, subscriptions are binding on subscribers and may not be revoked by subscribers except with our consent. In addition, we reserve the right to cancel accepted subscriptions at any time and for any reason, or for no reason, until the proceeds of this offering are released from escrow, and we reserve the right to reject, in whole or in part and in our sole discretion, any subscription. We may, in our sole discretion, allocate units or shares of common stock among subscribers in the event of an oversubscription for the units. In determining which subscriptions to accept, in whole or in part, we may take into account the order in which subscriptions are received.

     In the event that we reject all, or accept less than all, of any subscription, we will promptly refund, without interest or deductions of any kind, the amount remitted that corresponds to $20.00 multiplied by the number of units or shares of common stock as to which the subscription was not accepted. If we accept a subscription but in our discretion subsequently elect to cancel all or part of such subscription, we will promptly refund the amount remitted that corresponds to $20.00 multiplied by the number of units or shares of common stock as to which the subscription was canceled, together with any interest earned thereon.

ESCROW ACCOUNT

     Subscription proceeds for units and shares of common stock subscribed for will be deposited promptly in an escrow account with _________________________, as escrow agent (the "Escrow Agent"), under the terms of an escrow agreement (the "Escrow Agreement"). These proceeds will remain in the escrow account from the date they are received until the next periodic closing under this offering, which we will schedule from time to time at our discretion. Neither we nor any of our officers or directors is affiliated with the Escrow Agent.

     The Escrow Agent has not investigated the desirability or advisability of an investment in the units or shares of common stock by prospective investors and has not approved, endorsed or passed upon the merits of an investment in the units or shares of common stock. Subscription funds held in escrow will, at our discretion, be invested by the Escrow Agent only in bank accounts, including savings accounts and bank money market accounts, short-term certificates of deposit issued by a bank or short-term securities issued or guaranteed by the United States Government. If the offering is terminated, or if any subscription is refused, funds from that subscription will be returned to the subscriber with interest.

                                PLAN OF DISTRIBUTION

     We are offering the units and shares of common stock on a "best-efforts" basis. The minimum investment per purchaser is 125 units or 125 shares of common stock. The maximum investment per purchase is an aggregate of 5,000 units or shares of common stock. We intend to offer the units for sale to holders of our Class A voting common stock and Class B non-voting common stock, our employees and certain persons who contributed towards the costs of our initial feasibility study. Those persons who contributed towards the costs of our initial feasibility study will receive a credit towards the purchase of units in an amount equal to the amount of their respective contributions.

     We intend to offer the shares of common stock for sale only to those persons eligible to be shareholders, including persons eligible to buy units, who include current or formerly licensed "health professionals" and our current and former employees. The offering of units will continue until September 10, 1999. The offering of shares of common stock will continue until all 2,000,000 shares of common stock are sold, including shares of common stock constituting a part of the units, or until we elect to terminate the offering, which we expect to occur on or before November 13, 1999. We reserve the right to extend the offering of shares of common stock without notice. We will not pay any sales fees or commissions in connection with the offering. Hopper Soliday has acted as financial advisor and sales agent to us in connection with the offering and will receive a financial advisory fee of $35,000 plus 3% of the gross proceeds of the offering, subject to a minimum fee of $150,000 for its services. Hopper Soliday will also be entitled to be reimbursed for its expenses in connection with the offering up to $75,000, including the fees of its counsel.

     We estimate that our expenses of the offering, including printing, accounting, legal fees and other expenses (but not including the fees and expenses of Hopper Soliday) will be approximately $__________.

RESTRICTION ON SALES ACTIVITIES

     The units and shares of common stock will be offered principally by the distribution of this prospectus and through activities conducted at the Stock Information Center. In addition, materials for this offering have also been distributed to certain eligible purchasers by mail. Additional copies are available at our Stock Information Center.

     The Stock Information Center is expected to operate during normal business hours throughout this offering. Our directors and executive officers may participate in the solicitation of offers to purchase units and shares of common stock in jurisdictions where such participation is not prohibited. Our directors and executive officers may be available to answer questions about the offering. Responses to questions about us will be limited to the information contained in this document. Directors and executive officers will not be authorized to render investment advice.

     Questions of prospective purchasers will be directed to our executive officers. We will rely on Rule 3a4-1 promulgated under the Securities Exchange Act of 1934, and sales of units and shares of common stock will be conducted in accordance with Rule 3a4-1, so as to permit officers, directors, and employees to participate in the sale of units and shares of common stock. None of our officers, directors, or employees will be compensated in connection with his or her solicitations or other participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the units and shares of common stock.

     All subscribers for the units and shares of common stock being offered will be instructed to send payment directly to us. The funds will be held in a segregated escrow account. See "The Offering; How to Subscribe -- Escrow Account."

     Prior to the offering there has been no public market for the units, the shares of common stock or the warrants. The offering price of the units and the shares of common stock to the public has been determined by our Board of Directors in consultation with our financial advisor and sales agent, Hopper Soliday. Among the factors considered in determining such public offering price, in addition to prevailing market conditions, were our operations and performance, estimates of our business potential and earning prospects, an assessment of our assets and management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     We are offering the units of shares of common stock in the states of
____________________.

     We anticipate that trading in the units and the shares of common stock will be reported in the National Quotation Bureau "pink sheets."

     There is no established active public trading market for the units or shares of common stock.

     Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. Market makers trading securities in trades that are reported only in the "pink sheets" are not required to maintain a continuous two-sided market, are required to honor firm quotations for only a limited number of shares, and are free to withdraw firm quotations at any time. Even with a market maker, factors such as the limited size of this offering and our limited number of current shareholders, our lack of earnings history and the absence of a reasonable expectation of dividends within the near future means that there can be no assurance of the development in the foreseeable future of an active and liquid market for the units, the common stock or the warrants. Even if a market develops, there can be no assurance that a market will continue, or that holders will be able to sell their units or shares of common stock at or above the offering price. If a market for the units or shares of common stock does not develop, any investment in these securities will be highly illiquid, and purchasers in this offering may not be able to liquidate their investments in the event of an emergency or for any other reason. Purchasers of units and shares of common stock in this offering should carefully consider the potentially illiquid and long-term nature of their investment.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Pelino & Lentz, P.C., Philadelphia, Pennsylvania.

                                    EXPERTS

     The financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU MAY FIND MORE INFORMATION

     We have filed with the United States Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"). This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by Commission rules and regulations. For further information with respect to our company and the units and shares of common stock offered hereby, you should refer to the Registration Statement. Statements contained in this prospectus as to the contents of any agreement or other document are not necessarily complete, although all material information is provided regarding the agreements or documents referred to, and in each instance you should refer to the exhibits attached to or incorporated by reference in the Registration Statement for copies of the actual agreement or document.

     You may review a copy of the Registration Statement without charge at the principal office of the Commission in Washington, DC at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain a copy of the Registration Statement at the Commission's prescribed rates from its Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, you may review the Registration Statement and certain other filings made with the Commission through its Electronic Data Gathering, Analysis, and Retrieval system through the Commission's Web site located at http://www.sec.gov.

     We are subject to the informational requirements of the Securities Exchange Act of 1934. We fulfill our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the Commission. We will furnish our shareholders with annual reports containing financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                            FINANCIAL STATEMENTS OF
                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2

Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................  F-3

Consolidated Statements of Income and Comprehensive Income
  for the Years Ended December 31, 1998, 1997 and 1996......  F-4

Consolidated Statements of Changes in Stockholders' Equity
  from January 1, 1996 to December 31, 1998.................  F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1997
  and 1996..................................................  F-6

Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Pennsylvania Physician Healthcare Plan, Inc.
Harrisburg, PA

We have audited the accompanying consolidated balance sheets of Pennsylvania Physician Healthcare Plan, Inc. and its subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

/s/ Deloitte & Touche LLP
---------------------------------------------
Philadelphia, Pennsylvania

March 17, 1999

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,      DECEMBER 31,
                                                                   1998              1997
                                                               ------------      ------------
                         ASSETS
Current Assets:
  Cash and cash equivalents..............................      $ 2,608,269       $14,250,640
  Short-term investment securities.......................          400,750                --
  Accrued interest income................................          145,654            65,611
  Premiums receivable, net...............................          171,766            25,393
  Income taxes receivable................................           28,853            28,853
  Other assets...........................................          245,056            71,585
                                                               -----------       -----------
     Total current assets................................        3,600,348        14,442,082
                                                               -----------       -----------
Long-term investment securities..........................        6,860,624                --
Equipment (net of accumulated depreciation of $684,830
  and $272,859, respectively)............................          571,911           789,589
                                                               -----------       -----------
     Total assets........................................       11,032,883        15,231,671
                                                               ===========       ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Medical claims liabilities.............................        1,945,722            63,458
  Accounts payable.......................................          152,558           113,128
  Accrued expenses.......................................           44,350            43,500
  Other liabilities......................................           29,075            65,000
                                                               -----------       -----------
     Total current liabilities...........................        2,171,705           285,086
                                                               -----------       -----------
Stockholders' Equity:
Class A common voting stock, $0.01 par value, 40,000
  shares authorized; 4,087 shares issued and
  outstanding............................................               41                41
Class B common non-voting stock, $0.01 par value, 100,000
  shares authorized; 1,074 shares issued and
  outstanding............................................               11                11
Additional paid in capital...............................       21,220,777        21,220,777
Accumulated deficit......................................      (12,364,727)       (6,274,244)
Accumulated other comprehensive income, net of taxes.....            5,076                --
                                                               -----------       -----------
     Total stockholders' equity..........................        8,861,178        14,946,585
                                                               -----------       -----------
     Total liabilities and stockholders' equity..........      $11,032,883       $15,231,671
                                                               ===========       ===========

          See accompanying notes to consolidated financial statements.

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                    YEAR-ENDED        YEAR-ENDED        YEAR-ENDED
                                                   DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                       1998              1997              1996
                                                   ------------      ------------      ------------
Revenues:
  Premiums...................................      $ 6,622,311       $   183,222                --
  Consulting.................................           65,000                --                --
  Investment income, net.....................          648,352           836,450       $   962,258
                                                   -----------       -----------       -----------
     Total Revenue...........................        7,335,663         1,019,672           962,258
                                                   -----------       -----------       -----------

Expenses:
  Health care services.......................        7,588,762           172,940                --
  Salary and benefits........................        3,003,529         2,088,976           534,967
  Operating expenses.........................        1,953,429         1,124,602           619,503
  Professional services......................          430,447           394,125         2,385,746
  Other taxes................................           38,008            25,256           (29,630)
  Depreciation...............................          411,971           272,859                --
                                                   -----------       -----------       -----------
     Total expenses..........................       13,426,146         4,078,758         3,510,586
                                                   -----------       -----------       -----------
     Net loss................................      $(6,090,483)      $(3,059,086)      $(2,548,328)
                                                   ===========       ===========       ===========
Other comprehensive income,
  net of income taxes:
  Unrealized gain on investments.............            5,076                --                --
Comprehensive loss...........................       (6,085,407)       (3,059,086)       (2,548,328)
Net loss per common share....................      $ (1,180.10)      $   (592.73)      $   (501.24)
Weighted average common shares...............            5,161             5,161             5,084
                                                   ===========       ===========       ===========

          See accompanying notes to consolidated financial statements.

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                  COMMON STOCK        COMMON STOCK                                     ACCUMULATED
                                     SHARES             PAR VALUE        ADDITIONAL                       OTHER
                                -----------------   -----------------     PAID IN      ACCUMULATED    COMPREHENSIVE
                                CLASS A   CLASS B   CLASS A   CLASS B     CAPITAL        DEFICIT         INCOME          TOTAL
                                -------   -------   -------   -------   ------------   ------------   -------------   -----------
Balance, January 1, 1996.....    3,613       918      $36       $ 9     $ 18,982,955   $   (666,830)     $   --       $18,316,170
Issuance of Class A common
  stock January - March
  1996.......................      474                  5                  2,369,995                                     2,370,00
Issuance of Class B common
  stock January - March
  1996.......................                156                  2          155,998                                      156,000
Charge-off of deferred
  offering costs March 1,
  1996.......................                                               (288,171)                                    (288,171)
Comprehensive loss
  Net loss...................                                                            (2,548,328)                   (2,548,328)
                                ------    ------      ---       ---     ------------   ------------      ------       -----------
Balance, December 31, 1996...    4,087     1,074       41        11       21,220,777     (3,215,158)         --        18,005,671
                                ======    ======      ===       ===     ============   ============      ======       ===========
Balance, January 1, 1997.....    4,087     1,074      $41       $11     $ 21,220,777   $ (3,215,158)     $   --       $18,005,671
Comprehensive loss...........
  Net loss...................                                                            (3,059,086)                   (3,059,086)
                                ------    ------      ---       ---     ------------   ------------      ------       -----------
Balance, December 31, 1997...    4,087     1,074       41        11       21,220,777     (6,274,244)         --        14,946,585
                                ======    ======      ===       ===     ============   ============      ======       ===========
Comprehensive loss...........
  Net loss...................                                                          $ (6,090,483)                  $(6,090,483)
  Other Comprehensive........
    Income...................
    Unrealized gains on
      investments,
      net of taxes...........                                                                            $5,076       $     5,076
                                ------    ------      ---       ---     ------------   ------------      ------       -----------
Comprehensive Loss...........                                                            (6,090,483)      5,076        (6,085,407)
                                ======    ======      ===       ===     ============   ============      ======       ===========
Balance, December 31, 1998...    4,087     1,074      $41       $11     $ 21,220,777   $(12,364,727)     $5,076       $ 8,861,178
                                ======    ======      ===       ===     ============   ============      ======       ===========

          See accompanying notes to consolidated financial statements.

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             YEAR-ENDED        YEAR-ENDED        YEAR-ENDED
                                            DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                1998              1997              1996
                                            ------------      ------------      ------------
Cash flows from operating activities:
  Net loss................................  $ (6,090,483)     $ (3,059,086)     $ (2,548,328)
  Adjustments to reconcile net loss to net
     cash provided by (used in) operating
     activities:
     Depreciation, amortization and
        accretion.........................       419,966           272,859                --
     Net loss on sale of investment
        securities........................           670                --                --
     Change in assets and liabilities:
        Due from related entity...........            --                --            18,531
        Accrued interest income...........       (80,043)           12,030            (1,070)
        Prepaid expenses..................                                           (15,669)
        Premiums receivable...............      (146,373)          (25,393)               --
        Income tax receivable.............            --           137,147          (166,000)
        Other assets......................      (173,471)           18,231           (44,000)
        Medical claims liabilities........     1,882,264            63,458                --
        Accounts payable..................        39,430          (221,978)          200,704
        Deferred income tax benefit.......            --                --            28,571
        Accrued expenses..................           850            43,500           (28,571)
        Other liabilities.................       (35,925)           42,942           (22,908)
                                            ------------      ------------      ------------
Net cash used in operating activities.....    (4,183,115)       (2,716,290)       (2,578,740)
                                            ------------      ------------      ------------
Cash flows from investing activities:
  Purchases of investment securities......    (9,564,463)               --                --
  Proceeds from maturities of investment
     securities...........................     1,350,000                --                --
  Proceeds from sale of investment
     securities...........................       949,500                --                --
  Purchases of equipment..................      (194,293)         (414,677)         (647,771)
                                            ------------      ------------      ------------
Net cash (used) provided in investing
  activities..............................    (7,459,256)         (414,677)         (647,771)
                                            ------------      ------------      ------------
Cash flows from financing activities:
  Proceeds from sale of common stock......            --                --         2,526,000
  Deferred offering cost..................            --                --           (60,830)
                                            ------------      ------------      ------------
Net cash provided from financing
  activities..............................            --                --         2,465,170
                                            ------------      ------------      ------------
Net decrease in cash and cash
  equivalents.............................   (11,642,371)       (3,130,967)         (761,341)
Cash and cash equivalents,
  beginning of period.....................    14,250,640        17,381,607        18,142,948
                                            ------------      ------------      ------------
Cash and cash equivalents, end of
  period..................................  $  2,608,269      $ 14,250,640      $ 17,381,607
                                            ============      ============      ============

          See accompanying notes to consolidated financial statements.

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1. DESCRIPTION OF BUSINESS

     Pennsylvania Physician Healthcare Plan, Inc. (the Company) was formed as a Pennsylvania for-profit corporation on February 15, 1995, under the direction of private practicing physicians to develop a physician owned and controlled managed care organization in Pennsylvania.

     The Company received a third party administrator (TPA) license in March 1997 and a license to operate a preferred provider organization (PPO) in April 1997. The Company received a license to operate a health maintenance organization (HMO) on March 22, 1999.

     Through June 30, 1997, the Company was in the developmental stage and activities consisted primarily of raising capital through a public stock offering, hiring a management team, applying for the necessary licenses to operate as a managed care organization and developing a business plan. In the third quarter of 1997, the Company became operational and, accordingly, all developmental stage references in the accompanying financial statements were removed.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the financial statements of Pennsylvania Physician Healthcare Plan, Inc. and its three wholly-owned subsidiaries, Physicians Care HMO, Inc., Physicians Care PPO, Inc., and Pennsylvania Physicians Care Service Corp. All significant intercompany balances and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash and investments with maturities of less than three months when purchased. The cost of these investments approximates fair market value.

  Investments

     The investment securities portfolio is classified as available for sale, and carried at fair value. Such fair value is based upon values obtained from independent third parties or quoted market prices of comparable instruments. Temporary changes in the fair value of investments are reflected as a component of other comprehensive income.

     Premiums and discounts are amortized and accreted over the term of the related securities using a method that approximates the interest method, adjusted for prepayments. Realized gains and losses on the sale of investment securities (determined by the specific identification method) are shown separately in the consolidated statement of operations. A decline in the fair value of any investment below cost that is deemed other than temporary results in a reduction of the carrying amount to fair value through a charge to income. Dividends and interest income are recognized when earned.

  Equipment

     Equipment, consisting of furniture and office equipment, data processing equipment, leasehold improvements and capitalized software, is carried at cost. Depreciation is calculated on the accelerated cost recovery method for both financial reporting and income tax purposes over the estimated useful lives of the assets.

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     When changes in business circumstances warrant, the Company reviews the recoverability of long-lived assets to determine if there has been any permanent impairment. This assessment is based on estimated future undiscounted cash flows compared with the assets' carrying value. If impairment is indicated, a write-down to fair value (normally measured by discounting estimated cash flows) would be taken.

  Deferred Offering Costs

     Through December 31, 1995, the Company deferred certain direct costs of $227,341 incurred in connection with its public stock offering. As of March 1, 1996, the Company had deferred an additional $60,830 of similar costs. Upon completion of the initial stock offering on March 1, 1996, the Company charged $288,171 of deferred offering costs to additional paid-in capital as a direct reduction of the proceeds of such offering.

  Medical Claims Liability

     Medical claims liabilities consist of actual claims reported but not paid and estimates of health care services incurred but not reported. The estimated claims incurred but not reported are based on historical data, current enrollment, health service utilization statistics, and other related information. These accruals are continually monitored and reviewed, and, as settlements are made or accruals adjusted, differences are reflected in current operations. Changes in assumptions for medical costs caused by changes in actual experience could cause these estimates to change in the near term.

  Revenue Recognition

     Premiums are recorded as revenue in the month in which members are entitled to service. Premiums collected in advance are recorded as deferred revenue. Interest income is recorded in the period it is earned.

  Reinsurance

     Premiums paid to reinsurers are reported as health care services expense and the related reinsurance recoveries, if any, are reported as deductions from health care services expense.

  Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Earnings Per Common Share

     Earnings per common share have been computed based upon the weighted average number of common shares outstanding during each period.

     Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards Number 128 "Earnings Per Share" (FASB No. 128). FASB No. 128 requires the presentation of basic earnings per share (EPS), calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period, and diluted EPS, calculated the same as basic EPS except that the denominator is increased to include the number of additional common shares that would have been issued if all dilutive potential common shares had been issued. FASB No. 128 requires the restatement of EPS for all periods presented. The adoption of FASB No. 128 had no effect on the Company's calculation of earnings per share in the accompanying financial statements.

  Use of Estimates

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board (FASB) issued FASB No. 130 "Reporting Comprehensive Income". This statement, which establishes standards for reporting and disclosure of comprehensive income, is effective for annual periods beginning after December 15, 1997. The adoption of FASB No. 130 has not had any material impact on the Company's financial position or results of operations.

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which became effective in 1998. This statement establishes standards for reporting selected information about operating segments in the Company's interim and annual financial statements. Adoption of this statement did not impact the presentation of the Company's financial information.

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for the Company's fiscal year ending December 31, 2000. This statement establishes accounting and reporting standards for derivative instruments, including those embedded in other contracts, and for hedging activities. It requires recognizing derivatives as assets or liabilities at fair value on the balance sheet. Management is currently evaluating the effects of FASB No. 133 on the Company's financial condition and results of operations.

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Year 2000

     Costs incurred by the Company to address Year 2000 issues, to include costs for assessment, renovation, testing, verification, and implementation, are charged to expense as incurred.

3. RESTRICTIONS ON CASH

     As specified in the prospectus for the public stock offering, approximately $9,691,000 of offering proceeds which are included in the Company's cash and cash equivalents and investments as of December 31, 1998 could only be used after an HMO license was obtained; otherwise, such funds, less claims of creditors, were required to be distributed to the shareholders, unless holders of a majority of the voting shares elected otherwise.

     In February 1999 the Company, in accordance with the provisions of the prospectus, requested and received shareholder approval for a reduction in the restriction of offering proceeds from $9,691,000 to $5,000,000. The Company received a license to operate an HMO on March 22, 1999.


4. INVESTMENT SECURITIES

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses and estimated fair value of investments in debt securities by security type at December 31, 1998 are as follows:

                                     AMORTIZED COST   UNREALIZED GAIN   UNREALIZED LOSS   FAIR VALUE
                                     --------------   ---------------   ---------------   ----------
U.S. Government Agency Debt
  Securities.......................    $7,256,298          6,858             1,782        $7,261,374
                                       ----------         ------            ------        ----------

     The amortized cost and estimated fair value of short-term and long-term investments by contractual maturity at December 31, 1998 are as follows:

                                                   AMORTIZED COST       FAIR VALUE
                                                   --------------       ----------
Maturities:
  Within 1 year..................................    $  400,510         $  400,750
  1 to 3 years                                        6,855,788          6,860,624
                                                     ----------         ----------
Total short-term and long-term investment
  securities.....................................    $7,256,298         $7,261,374
                                                     ----------         ----------

     The entire investment securities portfolio is classified as available-for-sale.

5. EQUIPMENT

     Equipment owned at December 31, 1998, 1997 and 1996 consists of the following:

                                        USEFUL LIVES      1998          1997         1996
                                        ------------   -----------   -----------   --------
Capitalized software..................    3 years      $   574,793   $   551,893   $460,004
Data processing equipment.............    5 years          272,077       216,947     92,338
Furniture and office equipment........  5 - 7 years        395,182       280,235     95,429
Leasehold improvements................    5 years           14,689        13,373         --
                                                       -----------   -----------   --------
     Total equipment..................                   1,256,741     1,062,448    647,771
Accumulated depreciation..............                    (684,830)     (272,859)        --
                                                       -----------   -----------   --------
Equipment (net).......................                 $   571,911   $   789,589   $647,771
                                                       -----------   -----------   --------

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

5. EQUIPMENT -- (CONTINUED)

     Depreciation expense was $411,971 and $272,859 for the years ended December 31, 1998 and 1997, respectively. As of December 31, 1996, equipment was not placed into service. Therefore, no depreciation expense was recorded for the year ended December 31, 1996.


6. MEDICAL CLAIMS LIABILITY

     Activity in the medical claims liability consisted of the following for the years ended December 31:

                                                                   1998             1997
                                                                ----------       ----------
Balance at beginning of year.............................       $   63,458       $       --
Incurred related to:
  Current year...........................................        7,589,230          172,941
  Prior year.............................................             (468)              --
                                                                ----------       ----------
  Net incurred...........................................        7,588,762          172,941
                                                                ----------       ----------
Paid related to:
  Current year...........................................        5,643,508          109,483
  Prior year.............................................           62,990
                                                                                        ---
                                                                ----------
                                                                                 ----------
  Total paid.............................................        5,706,498          109,483
                                                                ----------       ----------
Balance at end of year...................................       $1,945,722       $   63,458
                                                                ==========       ==========

7. REINSURANCE

     The Company has a reinsurance agreement for portions of the risk that it has underwritten through its products. PPO risk was reinsured to $2,000,000 per member per lifetime in excess of maximum loss retention of $75,000 per member per year. Coinsurance ranges from 50% to 90% depending on the type of service, age of the member, and service facility.

     There were no reinsurance recoveries for the years ended December 31, 1998 and 1997.

8. COMMITMENTS

     At December 31, 1998 the Company is obligated under non-cancelable operating leases for office space and equipment expiring at various dates through December 2003. Rental expense for office space and equipment totaled approximately $250,406, $171,699 and $27,092 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Future minimum rental payments under the terms of the operating leases at December 31, 1998 are as follows:

1999............................................  $  258,076
2000............................................     262,083
2001............................................     269,597
2002............................................     271,045
2003............................................      46,084
                                                  ----------
  Total                                           $1,106,885
                                                  ----------

     The Company's subsidiary, Pennsylvania Physicians Care Service Corp., has entered into employment agreements with executive officers of the Company and the Company's subsidiaries.

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

8. COMMITMENTS -- (CONTINUED)

With respect to these officers agreements, the total minimum commitment level of the Company and its subsidiaries over the next two years is approximately $340,000.


9. INCOME TAXES

     The net deferred amounts reported by the Company at December 31, 1998, 1997 and 1996 are as follows:

                                                  1998             1997             1996
                                               -----------      -----------      -----------
Deferred tax assets:
  Start up costs.............................  $   879,794      $ 1,148,518        1,202,846
  Net operating loss carryforward............    4,073,697        1,394,145          131,300
  Other assets...............................       35,958           19,548               --
                                               -----------      -----------      -----------
Deferred tax asset...........................    4,989,449        2,562,211        1,334,146
Valuation allowance..........................   (4,989,449)      (2,562,211)      (1,334,146)
                                               -----------      -----------      -----------
Net deferred tax asset.......................  $        --      $        --               --
                                               -----------      -----------      -----------

     The Company has Federal net operating losses of approximately $10,035,000 available to offset future income before taxes, which expire in the period from 2011 to 2018. Management recorded the valuation allowance to reduce the deferred income tax benefit to its estimated realizable value in light of the Company's lack of profitable operating history.

10. SERVICE AGREEMENT

     The Company has contracted with the Pennsylvania Medical Society Liability Insurance Company, to provide various accounting and administrative services.

11. CONCENTRATIONS OF CREDIT RISK

     The Company maintains cash accounts in excess of federally insured limits. These amounts are not significant to the Company's financial statements. Money market funds are invested in United States Treasury Securities that are guaranteed by the full faith and credit of the United States Government. Investments in marketable securities are managed within the guidelines established by the Board of Directors which emphasize investment-grade fixed income securities and limits the amount that may be invested in any one issuer. The fair value of the Company's financial instruments is substantially equivalent to their carrying value and, although there is some credit risk associated with these instruments, the Company believes this risk to be minimal.

     Substantially all of the Company's revenues were generated from employer contracts entered into in the Commonwealth of Pennsylvania. Such contracts are subject to certain regulations and requirements as determined by the Commonwealth of Pennsylvania Insurance Department.

12. BENEFIT PLAN

     In October 1997 the Company adopted a qualified 401(k) deferred salary plan (the "Plan") covering substantially all employees who meet certain requirements as to age and length of service and who elect to participate in the Plan. Under the Plan, employees may defer up to 15% of their compensation. The Company makes matching contributions equal to 50% of employee contributions up to 6% of compensation. Employees become fully vested in the Plan after 3 years of service. All

                  PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 -- (CONTINUED)

12. BENEFIT PLAN -- (CONTINUED)

costs of the Plan are funded as incurred. Employer matching contributions were approximately $51,000 and $13,000 for the years ended December 31, 1998 and 1997, respectively.


13. SUBSEQUENT EVENTS

     At a Special Meeting of Shareholders held on January 9, 1999, the holders of the Company's Class A voting common stock and Class B non-voting common stock approved a Plan of Recapitalization and Amended and Restated Articles of Incorporation of the Company. The recapitalization changed the voting rights of the Class A shares, created new classes of both common and preferred stock, provided for the conversion of the outstanding Class A shares and Class B shares to shares of a new class of voting common stock and simplified the shares of the Company by eliminating the Class C common stock and Class D common stock of The Company (no shares of which had been outstanding).

     The Class A shares and Class B shares were changed to permit the voluntary conversion into a new class of voting common stock on or after January 11, 1999 at the election of the holder and to require conversion effective as of January 1, 2000. The conversion ratio is 400 shares of common stock for each Class A share and 100 shares of common stock for each Class B share. The conversion ratio is subject to adjustment in the event of a stock split, stock dividend, distribution or other transaction affecting the common stock prior to conversion. All Class A and Class B shares will also automatically convert to shares of common stock on the day before the occurrence of any of the following events:

     o a reclassification or change of the outstanding common stock (except a stock split or a combination of shares);

     o a consolidation or merger of the Company (except a merger in which the Company survives without a reclassification or change of the Company's common stock, except for a split or combination of shares); or

     o the sale or conveyance (except if the sale or conveyance is for cash followed by the immediate distribution of such cash to the shareholders of the Company) to another corporation of all or substantially all of the Company's property.

Holders who elect to convert their Class A shares or Class B shares to common stock must convert all of such shares. As of March 17, 1999, no Class A shares or Class B shares had been converted by the holders thereof into shares of common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER PENNSYLVANIA PHYSICIAN HEALTHCARE PLAN, INC. NOR HOPPER SOLIDAY HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                             PENNSYLVANIA PHYSICIAN
                             HEALTHCARE PLAN, INC.

                                 250,000 UNITS

                                 CONSISTING OF

                           ONE SHARE OF COMMON STOCK
                                      AND
                          ONE WARRANT TO PURCHASE ONE
                             SHARE OF COMMON STOCK

                                      AND

                             A MAXIMUM OF 2,000,000
                             SHARES OF COMMON STOCK

                                ----------------
                                   PROSPECTUS
                                ----------------

                                _________, 1999

                                 HOPPER SOLIDAY
                   A DIVISION OF TUCKER ANTHONY INCORPORATED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses, other than the fee of the financial advisor of Pennsylvania Physician Healthcare Plan, Inc. ("PPHP"), in connection with the issuance and distribution of the units and shares of common stock being registered, all of which are being borne by PPHP:


SEC Registration Fee........................................  $11,120
Transfer agent and registrar's fees*........................
Printing and engraving*.....................................
Legal fees and expenses*....................................
Blue Sky fees and expenses*.................................
Accounting fees and expenses*...............................
Miscellaneous*..............................................
  Total.....................................................  $______

------------------
* Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1713 of Subchapter B of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provides that if the bylaws of a business corporation so provide, no directors shall be personally liable for monetary damages for any action or failure to act unless the director has breached or failed to perform his or her duties under Subchapter B of Chapter 17 of the BCL and the breach or failure to perform constitutes self-dealing, wilful misconduct or recklessness. Such provision does not apply to the responsibility or liability of a director with respect to any criminal statute or for the payment of taxes. PPHP's Bylaws ("Bylaws") contain provisions which limit the liability of directors as described in Section 1713.

     Subchapter D (Sections 1741 through 1750) of Chapter 17 of the BCL contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (each a "Representative," and collectively, "Representatives"), and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his or her being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if the Representative acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the Representative's conduct was unlawful.

     Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

     Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

     Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that the Representative is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the Representative's official capacity and as to action in another capacity while holding that office and that the corporation may create a fund or otherwise secure or insure its indemnification obligations, whether arising by law or otherwise.

     Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by the Representative in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify the Representative against that liability under Subchapter D of Chapter 17 of the BCL.

     Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation with respect to an employee benefit plan.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representatives of such Representative.

     PPHP's Bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not the liability arises or arose from any threatened, pending or completed action by or in the right of PPHP) by reason of the fact that the person at any time is or shall have been a director or officer of PPHP or any of its subsidiaries, or is a or shall have been serving at the written request of PPHP as a director, officer, employee or agent of another corporation, for profit or not-for-profit, partnership, joint venture, trust or other enterprise, and such person's heirs, executors and administrators, shall be indemnified by PPHP, to the fullest extent permitted by applicable law, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined to have constituted willful misconduct or recklessness. The determination that indemnification shall be made because such standard of conduct has been met may be made by a court or, in the absence of a court determination, shall be made by the board by a majority vote of any directors who were not parties to the action or proceeding, even though such directors are less than a quorum, or, if no directors are disinterested, by independent legal counsel in a written opinion.

     PPHP's Bylaws provide that expenses (including attorneys' fees) incurred in defending any action or proceeding shall be paid by PPHP in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to be indemnified to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by PPHP as authorized by the Bylaws or otherwise. The right to be indemnified or to receive an advancement or reimbursement of expenses may also be enforced as a contract right pursuant to which the person entitled thereto may bring suit as if there were a separate written contract between PPHP and such person, and shall continue to exist despite rescission or retroactive modification of the Bylaws with respect to events, acts or omissions occurring before such rescission or restrictive modification is adopted.

     The right of indemnification is not exclusive of other rights to which any director, officer, employee, agent or other person may be entitled in any capacity as a matter of law, under any bylaw, agreement, vote of directors, or otherwise. PPHP is authorized to purchase and maintain insurance to insure its indemnification obligations, whether arising under the Bylaws or otherwise. PPHP may also create a fund or otherwise secure its indemnification obligations.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     From July, 1995 through March, 1996 PPHP sold 4,087 shares of its Class A voting common stock at $5,000 per share and 1,074 shares of its Class B non-voting common stock at $1,000 per share, exclusively to practicing physicians residing in Pennsylvania. The offering was conducted by Company without an underwriter. PPHP raised $21,379,000 from investment by almost 4,000 physicians in Pennsylvania. The net proceeds to PPHP from the offering were approximately $20,432,000.

     PPHP claimed an exemption from the registration of the offering with the Securities and Exchange Commission pursuant to Section 3(a)(11) of the Securities Act of 1933, as amended. The exemption was predicated upon (1) the shares of Class A voting common stock and Class B non-voting common stock were offered and sold only to residents of the Commonwealth of Pennsylvania and (2) PPHP is a corporation incorporated under the laws of the Commonwealth of Pennsylvania, with its offices and principal place of business in Pennsylvania and doing business within such state.

     At a Special Meeting of Shareholders held on January 9, 1999, the holders of PPHP's Class A voting common stock and Class B non-voting common stock approved a Plan of Recapitalization and Amended and Restated Articles of Incorporation of PPHP. Among other things, the recapitalization provided for the conversion of the outstanding Class A Shares and Class B shares into shares of a new class of voting common stock on or after January 1, 1999 at the election of the holder and to require conversion effective as of January 1, 2000. The conversion ratio is 400 shares of common stock for each Class A share and 100 shares of common stock for each Class B share. Shares of common stock issued in the conversion are exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

     The following exhibits are filed as part of this Registration Statement:




EXHIBIT
NUMBER                     DOCUMENT AND DESCRIPTION
-------                    ------------------------

1        Form of Agency Agreement.**

3.1      Amended and Restated Articles of Incorporation of
         Pennsylvania Physician Healthcare Plan, Inc. (incorporated by reference to Exhibit C to PPHP's definitive Proxy
         Statement, as supplemented, for the Special Meeting of Class A and Class B Stockholders held on January 9, 1999
         (Commission File No. 0-28390)).

 3.2     Amended and Restated Bylaws of Pennsylvania Physician
         Healthcare Plan, Inc. dated as of October 3, 1998
         (incorporated by reference to Exhibit 2.2 to PPHP's Form
         10-KSB for the fiscal year ended December 31, 1998
         (Commission File No. 0-28390)).

 4.1 Form of Certificate of Common Stock (incorporated by reference to Exhibit 3 to PPHP's Form 8-A filed with the Commission on May 10, 1999 (Commission File No. 0-28390)).

 4.2 Plan of Recapitalization of PPHP, dated October 3, 1998 (incorporated by reference to Exhibit B to PPHP's definitive Proxy Statement, as supplemented, for the Special Meeting of Class A and Class B Stockholders held on January 9, 1999 (Commission File No. 0-28390)).

 4.3     Form of Warrant.*

 5       Opinion of Pelino & Lentz, P.C. regarding legality of the
         Common Stock.*

10.1 Executive Employment Agreement dated September 3, 1996, between PPHP Service Corp. and Richard A. Felice
         (incorporated by reference to Exhibit 6.2 to PPHP's Form
         10-KSB for the fiscal year ended December 31, 1996
         (Commission File No. 0-28390)).

10.2 Amendment to Executive Employment Agreement dated as of September 2, 1997, between Pennsylvania Physicians Care Service Corp., and Richard A. Felice (incorporated by reference to Exhibit 6.3 to PPHP's Form 10-KSB for the fiscal year ended December 31, 1996 (Commission File No. 0-28390)).

10.3 Services Agreement between Pennsylvania Physicians Care Service Corp., and Pennsylvania Medical Society Liability Insurance Company dated January 1, 1998 (incorporated by reference to Exhibit 6.3 to PPHP's Form 10-KSB for the fiscal year ended December 31, 1997 (Commission File No. 0-28390)).

10.4 Pennsylvania Physician Healthcare Plan, Inc., Stock Option Plan (incorporated by reference to Exhibit E to PPHP's definitive Proxy Statement for the Special Meeting of Class A and Class B Stockholders held on January 9, 1999
         (Commission File No. 0-28390)).

10.5 Executive Employment Agreement dated February 28, 1997, between Pennsylvania Physicians Care Service Corp. and Jack
         J. Jaroh (incorporated by reference to Exhibit 6.6 to PPHP's Form 10-KSB for the fiscal year ended December 31, 1998 (Commission File No. 0-28390)).

10.6     Agreement of Lease, dated September 19, 1996, between
         Pennsylvania Physician Healthcare Plan, Inc. and Union
         Deposit Corporation (incorporated by reference to Exhibit
         6.7 to PPHP's Form 10-KSB for the fiscal year ended December 31, 1998 (Commission File No. 0-28390)).

10.7 Amendment No. 1 to Agreement of Lease, dated February 27, 1998, between Pennsylvania

EXHIBIT
NUMBER                     DOCUMENT AND DESCRIPTION
-------                    ------------------------

         Physician Healthcare Plan, Inc. and Union Deposit Corporation (incorporated by reference to Exhibit 6.8 to PPHP's Form 10-KSB for the fiscal year ended December 31, 1998 (Commission File No. 0-28390)).

21       Subsidiaries of the registrant.*

23.1     Consent of Pelino & Lentz, P.C. is contained in Exhibit 5.*

23.2     Consent of Deloitte & Touche LLP, independent auditors of
         PPHP.*

24 Power of Attorney (included in signature page of PPHP on page II-7).*

------------------
     * Filed herewith.
    ** To be filed by Amendment.

     (b) Financial Statement Schedules.

     None.

ITEM 17.  UNDERTAKINGS.

     (i) The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (A) To include any prospectus required by 10(a)(3) of the Securities Act of 1933;

             (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the information in paragraphs (i)(1)(A) and (B) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (iii) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania on May 11, 1999.

                                          PENNSYLVANIA PHYSICIAN
                                          HEALTHCARE PLAN, INC.

                                          By: /s/ RICHARD A. FELICE
                                             -----------------------------------
                                             Richard A. Felice, President
                                             and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person in so signing also makes, constitutes and appoints Richard A. Felice and Gary C. Brown, M.D., and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933 any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Richard A. Felice            Principal Executive Officer and Director          May 11, 1999
-----------------------------
Richard A. Felice

/s/ T. Clark Phillip             Principal Financial and Accounting Officer        May 11, 1999
-----------------------------
T. Clark Phillip

/s/ Gary C. Brown                Director                                          May 11, 1999
-----------------------------
Gary C. Brown, M.D.

/s/ Darlene Ann M. Dunay         Director                                          May 11, 1999
-----------------------------
Darlene Ann M. Dunay, D.O.

/s/ Gay D. Dunne                 Director                                          May 11, 1999
-----------------------------
Gay D. Dunne, M.D.

/s/ Edward W. Gerner             Director                                          May 11, 1999
-----------------------------
Edward W. Gerner, M.D.

/s/ Larry E. Goldstein           Director                                          May 11, 1999
-----------------------------
Larry E. Goldstein, M.D.

/s/ Frank H. Guinn               Director                                          May 11, 1999
-----------------------------
Frank H. Guinn, D.O.

/s/ Leonard P. Harman            Director                                          May 11, 1999
-----------------------------
Leonard P. Harman, D.O.

/s/ George R. Homa               Director                                          May 11, 1999
-----------------------------
George R. Homa, D.O.

/s/ Lila Stein Kroser            Director                                          May 11, 1999
-----------------------------
Lila Stein Kroser, M.D.

/s/ Alice McCormick              Director                                          May 11, 1999
-----------------------------
Alice McCormick, D.O.

/s/ Richard J. Minehart          Director                                          May 11, 1999
-----------------------------
Richard J. Minehart, M.D.

/s/ John J. Nevulis              Director                                          May 11, 1999
-----------------------------
John J. Nevulis, M.D.

/s/ Mark A. Piasio               Director                                          May 11, 1999
-----------------------------
Mark A. Piasio, M.D.

/s/ James G. Pitcavage           Director                                          May 11, 1999
-----------------------------
James G. Pitcavage, M.D.

/s/ Robert S. Pyatt, Jr.         Director                                          May 11, 1999
-----------------------------
Robert S. Pyatt, Jr., M.D.

/s/ Saad Sakkal                  Director                                          May 11, 1999
-----------------------------
Saad Sakkal, M.D.

/s/ Jay H. Shah                  Director                                          May 11, 1999
-----------------------------
Jay H. Shah, M.D.

/s/ Milton D. Soiferman          Director                                          May 11, 1999
-----------------------------
Milton D. Soiferman, J.D.,
D.O.

/s/ Jay Anthony Townsend         Director                                          May 11, 1999
-----------------------------
Jay Anthony Townsend, M.D.